EXHIBIT 13.1

TC Energy Corporation
2022 Annual information form
February 13, 2023

TC Energy Annual information form 2022 | 1

Presentation of information
Throughout this Annual information form (AIF), the terms, we, us, our, the Company and TC Energy mean TC Energy Corporation and its subsidiaries. In particular, TC Energy includes references to TransCanada PipeLines Limited (TCPL). The term subsidiary, when referred to in this AIF, with reference to TC Energy means direct and indirect wholly-owned subsidiaries of, and legal entities controlled by, TC Energy or TCPL, as applicable.
Unless otherwise noted, the information contained in this AIF is given at or for the year ended December 31, 2022 (Year End). Amounts are expressed in Canadian dollars, unless otherwise indicated. Information in relation to metric conversion can be found at Schedule A to this AIF. The Glossary found at the end of this AIF contains certain terms defined throughout this AIF and abbreviations and acronyms that may not otherwise be defined in this document.
Certain portions of TC Energy's management's discussion and analysis dated February 13, 2023 (MD&A) are incorporated by reference into this AIF as stated below. The MD&A can be found on SEDAR (www.sedar.com) under TC Energy's profile.
Financial information is presented in accordance with United States (U.S.) generally accepted accounting principles (GAAP). We use certain financial measures that do not have any standardized meaning under GAAP and therefore they may not be comparable to similar measures presented by other entities. Refer to the About this document – Non-GAAP measures section of the MD&A for more information about the non-GAAP measures we use and a reconciliation to their GAAP equivalents, which section of the MD&A is incorporated by reference herein.
Forward-looking information
This AIF, including the MD&A disclosure incorporated by reference herein, contains certain information that is forward looking and is subject to important risks and uncertainties. We disclose forward-looking information to help the reader understand management’s assessment of our future plans and financial outlook and our future prospects overall.
Statements that are forward looking are based on certain assumptions and on what we know and expect today and generally include words like anticipate, expect, believe, may, will, should, estimate or other similar words.
Forward-looking statements included or incorporated by reference in this AIF include information about the following, among other things:
•our financial and operational performance, including the performance of our subsidiaries
•expectations about strategies and goals for growth and expansion, including acquisitions
•expected cash flows and future financing options available along with portfolio management, including our expectations regarding the size, timing and outcome of the asset divestiture program
•expected dividend growth
•expected duration of discounted DRP
•expected access to and cost of capital
•expected energy demand levels
•expected costs and schedules for planned projects, including projects under construction and in development
•expected capital expenditures, contractual obligations, commitments and contingent liabilities, including environmental remediation costs
•expected regulatory processes and outcomes
•statements related to our GHG emissions reduction goals
•expected outcomes with respect to legal proceedings, including arbitration and insurance claims
•the expected impact of future tax and accounting changes
•the commitments and targets contained in our 2022 Report on Sustainability and GHG Emissions Reduction Plan
•expected industry, market and economic conditions, including their impact on our customers and suppliers.
Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this AIF.
2 | TC Energy Annual information form 2022

Our forward-looking information is based on the following key assumptions and subject to the following risks and uncertainties:
Assumptions
•realization of expected benefits from acquisitions, divestitures and energy transition
•regulatory decisions and outcomes
•planned and unplanned outages and the use of our pipelines, power and storage assets
•integrity and reliability of our assets
•anticipated construction costs, schedules and completion dates
•access to capital markets, including portfolio management
•expected industry, market and economic conditions, including the impact of these on our customers and suppliers
•inflation rates, commodity and labour prices
•interest, tax and foreign exchange rates
•nature and scope of hedging.
Risks and uncertainties
•realization of expected benefits from acquisitions and divestitures
•our ability to successfully implement our strategic priorities and whether they will yield the expected benefits
•our ability to implement a capital allocation strategy aligned with maximizing shareholder value
•the operating performance of our pipelines, power generation and storage assets
•amount of capacity sold and rates achieved in our pipeline businesses
•the amount of capacity payments and revenues from power generation assets due to plant availability
•production levels within supply basins
•construction and completion of capital projects
•cost and availability of, and inflationary pressures on, labour, equipment and materials
•the availability and market prices of commodities
•access to capital markets on competitive terms
•interest, tax and foreign exchange rates
•performance and credit risk of our counterparties
•regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims
•our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment
•our ability to realize the value of tangible assets and contractual recoveries
•competition in the businesses in which we operate
•unexpected or unusual weather
•acts of civil disobedience
•cyber security and technological developments
•ESG-related risks
•impact of energy transition on our business
•economic conditions in North America as well as globally
•global health crises, such as pandemics and epidemics, and the impacts related thereto.
You can read more about these factors and others in the MD&A and in other reports we have filed with Canadian securities regulators and the SEC.
As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events unless we are required to by law.
TC Energy Annual information form 2022 | 3

TC Energy Corporation
CORPORATE STRUCTURE
Our head office and registered office are located at 450 – 1 Street S.W., Calgary, Alberta, T2P 5H1. TC Energy was incorporated pursuant to the provisions of the Canada Business Corporations Act (CBCA) on February 25, 2003 in connection with a plan of arrangement with TCPL (Arrangement), which established TC Energy as the parent company of TCPL. The Arrangement was approved by TCPL common shareholders on April 25, 2003 and, following court approval and the filing of Articles of Arrangement, the Arrangement became effective on May 15, 2003. TCPL continues to carry on business as the principal operating subsidiary of TC Energy. TC Energy does not hold any material assets directly other than the common shares of TCPL and receivables from certain of TC Energy's subsidiaries.
INTERCORPORATE RELATIONSHIPS
The following diagram presents the name and jurisdiction of incorporation, continuance or formation of TC Energy’s principal subsidiaries as at Year End. Each of the subsidiaries shown has total assets that exceeded 10 per cent of the consolidated assets of TC Energy as at Year End or revenues that exceeded 10 per cent of the consolidated revenues of TC Energy as at Year End. TC Energy beneficially owns, controls or directs, directly or indirectly, 100 per cent of the voting shares or units in each of these subsidiaries.

TC Energy Corporation Canada TransCanada PipeLines Limited Canada TransCanada PipeLine USA Ltd. Nevada TransCanada American Investments Ltd. Delaware TransCanada Oil Pipelines Inc. Delaware Columbia Pipeline Group, Inc. Delaware Columbia Gas Transmission, LLC Delaware NOVA Gas Transmission Ltd. Alberta 701671 Alberta Ltd.[1] Alberta TransCanada Mexican Investments Ltd.[1] Alberta TransCanada PipeLines Services Ltd.1 Alberta

The above diagram does not include all of the subsidiaries of TC Energy. The total assets and revenues of excluded subsidiaries in the aggregate did not exceed 20 per cent of the consolidated assets of TC Energy as at Year End or consolidated revenues of TC Energy as at Year End.

[1] 701671 Alberta Ltd., TransCanada Mexican Investments Ltd. and TransCanada PipeLines Services Ltd. assets and revenues do not exceed 10 per cent of the total consolidated assets or revenues of TC Energy but have been included to meet the total consolidated revenues and assets criteria of excluded subsidiaries threshold of less than 20 per cent.

4 | TC Energy Annual information form 2022

General development of the business
We operate in three core businesses – Natural Gas Pipelines, Liquids Pipelines and Power and Energy Solutions. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in five operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Energy Solutions. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to TC Energy's business segments.
Natural Gas Pipelines and Liquids Pipelines are principally comprised of our respective natural gas and liquids pipelines in Canada, the U.S. and Mexico, as well as our regulated natural gas storage operations in the U.S.
Power and Energy Solutions includes our power operations and our unregulated natural gas storage business in Canada.
Summarized below are significant developments that have occurred in our Natural Gas Pipelines, Liquids Pipelines and Power and Energy Solutions businesses, respectively, and certain acquisitions, dispositions, events or conditions which have had an influence on those developments, during the last three financial years and year to date in 2023. Further information about developments in our business, including changes that we expect will occur in 2023, can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines, and Power and Energy Solutions sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
TC Energy Annual information form 2022 | 5

NATURAL GAS PIPELINES
Developments in the Canadian Natural Gas Pipelines Segment

Date	Description of development
CANADIAN REGULATED PIPELINES
NGTL System - 2021 Expansion Program
2020
In 2020, we received regulatory approval for an expansion program (2021 Expansion Program) within our natural gas gathering and transportation system for the WCSB (NGTL System) and began progressing construction activities.

2021	In 2021, construction activities on the 2021 Expansion Program continued to progress with approximately $0.9 billion in facilities placed in service as of December 31, 2021.
2022
The 2021 Expansion Program consists of 344 km (214 miles) of new pipeline, three new compressor units and associated facilities and is expected to add 1.59 PJ/d (1.45 Bcf/d) of incremental capacity to the NGTL System. Construction of the expansion program is nearing completion with an estimated capital cost of the program of $3.5 billion due to regulatory and weather delays, along with inflationary pressures throughout construction. As of December 31, 2022, $3.0 billion of the program's facilities have been placed in service, adding 1.4 PJ/d (1.3 Bcf/d) of incremental capacity to the NGTL System. The facilities required to declare the remaining capacity are expected to be placed in service in first quarter 2023.

NGTL System - 2022 Expansion Program
2021
In 2021, we received regulatory approval for an expansion program (2022 Expansion Program). Construction activities began in September 2021 with anticipated in-service dates commencing in fourth quarter 2022.

2022
The 2022 Expansion Program consists of approximately 166 km (103 miles) of new pipeline, one compressor unit and associated facilities and is expected to provide incremental capacity of approximately 773 TJ/d (722 MMcf/d) to meet firm-receipt and intra-basin delivery requirements with eight-year minimum terms. Inflationary pressures and regulatory delays have contributed to an increased estimated program cost of $1.5 billion. As of December 31, 2022, $0.6 billion of facilities have been placed in service, with the remaining facilities expected to be placed in service in the first half of 2023.

2023 NGTL System Intra-Basin Expansion
2020
In 2020, we approved the NGTL System Intra-Basin Expansion, subject to required regulatory approval, for a contracted incremental intra-basin delivery capacity of 331 TJ/d (309 MMcf/d) for 15-year terms at an estimated capital cost of $0.9 billion.

2021
In 2021, we received regulatory approval to construct and operate the NGTL System Intra-Basin Expansion. Based on the outcome of the 2021 Capacity Optimization Open Season, changes in expected supply reduced the scope of the program to 23 km (14 miles) of new pipeline and two new compressor stations and is underpinned by approximately 255 TJ/d (238 MMcf/d) of new firm-service contracts with 15-year terms, with an estimated capital cost of $0.6 billion.

2022	Construction activities commenced in 2022 with anticipated in-service dates commencing in late 2023.
NGTL System/Foothills West Path Delivery Program
2020
In 2020, we filed applications to construct and operate certain facilities under the NGTL System/Foothills West Path Delivery Program with an estimated capital cost of $0.8 billion and received regulatory approvals related to $0.2 billion of such facilities.

2021	In 2021, we received additional regulatory approvals on pending applications to construct and operate $0.4 billion of the facilities and submitted regulatory applications for the remaining facilities under the NGTL System/Foothills West Path Delivery Program.
2022
The NGTL System/Foothills West Path Delivery Program is a multi-year expansion of the NGTL System and Foothills system to facilitate incremental contracted export capacity connecting to the Gas Transmission Northwest pipeline system (GTN System). The combined NGTL and Foothills program consists of approximately 107 km (66 miles) of pipeline and associated facilities and is underpinned by 275 TJ/d (258 MMcf/d) of new firm-service contracts with terms that exceed 30 years. In 2022, construction was initiated on three of the six pipeline segments with one pipeline segment being placed in service in fourth quarter 2022 and construction continuing into 2023 on the other two segments. The primary regulatory approvals have been received with certain required ancillary permits still outstanding and are anticipated in the first half of 2023. Terrain complexity, inflationary pressures, permitting delays and additional permitting conditions have contributed to an estimated program cost of $1.6 billion. As of December 31, 2022, $0.3 billion of facilities have been placed in service, with all remaining facilities forecasted to be placed in service throughout 2023, subject to receiving timely approval of outstanding ancillary permits.

6 | TC Energy Annual information form 2022

Date	Description of development
Valhalla North and Berland River (VNBR) Project
2022
In November 2022, we sanctioned the VNBR project which will serve aggregate system requirements and connect migrating supply to key demand markets, providing incremental capacity on the NGTL System of approximately 527 TJ/d (500 MMcf/d) and is expected to contribute to lower GHG emission intensity for the overall system. With an estimated capital cost of $0.6 billion, the project consists of approximately 33 km (21 miles) of new pipeline, one new non-emitting electric compressor unit and associated facilities. An application for the project is expected to be submitted to the CER in third quarter 2023, with an anticipated in-service date in 2026 subject to regulatory approval.

NGTL System - North Montney Mainline (NMML)
2020
In March 2020, the CER issued a decision approving all elements of the NGTL System Rate Design and Services Application as filed. In January 2020, the $1.1 billion Aitken Creek section of the North Montney project was placed in service with the final section of the project, Kahta South, placed in service May 2020. All compressor stations, pipeline sections and 11 of the 13 meter stations were complete and operational as of December 31, 2020.

2021	In 2021, the final two meter stations were placed in service.
NGTL System - Revenue Requirement Settlements
2020
Following the expiration of the 2018-2019 Settlement, the NGTL System operated under interim tolls until, in August 2020, the CER approved the NGTL System's 2020-2024 Revenue Requirement Settlement Application. Effective January 1, 2020, the NGTL System is operating under the 2020-2024 Revenue Requirement Settlement (2020-2024 Settlement) which includes an approved ROE of 10.1 per cent on 40 per cent deemed common equity. This settlement provides the NGTL System the opportunity to increase depreciation rates if tolls fall below specified levels and an incentive mechanism for certain operating costs where variances from projected amounts are shared with our customers.

Canadian Mainline Settlement
2020	In 2020, the Canadian Mainline operated under the terms of the 2015-2030 Tolls Application, which was approved in 2014 and expired on December 31, 2020. The terms of the 2015-2030 Tolls Application included an ROE of 10.1 per cent on deemed common equity of 40 per cent. In April 2020, the CER approved a six-year unanimously supported negotiated settlement (2021-2026 Mainline Settlement) between the Canadian Mainline, its customers and other stakeholders.
2021	In 2021, the Canadian Mainline began operating under the 2021-2026 Mainline Settlement.
2022	The Canadian Mainline continues to operate under the 2021-2026 Mainline Settlement which includes an approved ROE of 10.1 per cent on 40 per cent deemed common equity and an incentive to decrease costs and increase revenues on the pipeline under a beneficial sharing mechanism with our customers.
LNG PIPELINE PROJECTS
Coastal GasLink
2020
In May 2020, we completed the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink LP). As part of the transaction, we were contracted by Coastal GasLink LP to construct and operate the pipeline. Effective with closing, we commenced recognition of development fee revenue earned during the construction of the pipeline for management and financial services provided and began accounting for our remaining 35 per cent investment using equity accounting. In conjunction with the equity sale, Coastal GasLink LP entered into project-level credit facilities which will fund the majority of the construction costs of Coastal GasLink.

2021
As a result of scope changes, previous permit delays compared to the original construction schedule and the impacts from COVID-19, including a health order issued by the British Columbia Provincial Health Officer restricting the number of workers on site from late December 2020 until mid-April 2021, project costs increased significantly along with a delay to project completion compared to the original project cost and schedule. Coastal GasLink entered into a dispute with LNG Canada with respect to the recognition of certain costs and the impacts on schedule, the resolution of which will determine the ultimate level of debt financing required to fund the project and the amounts to be contributed as equity by Coastal GasLink LP partners, including TC Energy. As an interim measure, TC Energy executed a subordinated loan agreement to provide additional temporary financing to the project, if necessary, of up to $3.3 billion as a bridge to a required increase in the $6.8 billion project-level financing to fund incremental costs. As of December 31, 2021, the project was more than 59 per cent complete.

TC Energy Annual information form 2022 | 7

Date	Description of development
2022
The 670 km (416 mile) Coastal GasLink pipeline project is currently under construction and will have an initial capacity of approximately 2.2 PJ/d (2.1 Bcf/d). Once complete, the pipeline will transport natural gas from a receipt point in the Dawson Creek area of British Columbia to a natural gas liquefaction facility near Kitimat, British Columbia. The LNG facility, which is owned by LNG Canada, is also currently under construction. Transportation service on the pipeline is underpinned by 25-year TSAs (with renewal provisions) with each of the five LNG Canada participants. We hold a 35 per cent ownership interest in Coastal GasLink LP, the partnership entity that owns the pipeline and that has been contracted to develop, construct and operate the pipeline.
The Coastal GasLink pipeline project is approximately 84 per cent complete. The entire route has been cleared, grading is more than 96 per cent complete and more than 510 km of pipeline has been welded, lowered and backfilled with restoration activities underway in many areas.
In March 2022, we announced the signing of option agreements to sell up to a 10 per cent equity interest in Coastal GasLink LP to Indigenous communities across the project corridor. The equity option is exercisable after commercial in-service of the pipeline, subject to customary regulatory approvals and consents, including the consent of LNG Canada.
In July 2022, Coastal GasLink LP executed definitive agreements with LNG Canada, TC Energy and the other Coastal GasLink LP partners (collectively, the July 2022 agreements) that amended existing project agreements to address and resolve disputes over certain incurred and anticipated costs of the Coastal GasLink pipeline project. The revised agreements incorporated a target date for mechanical completion of December 31, 2023 and a new capital cost for the project to reflect, among other changes, scope increases and the impacts of COVID-19, weather and other events outside the control of Coastal GasLink LP.
Subsequent to execution of the July 2022 agreements, the project has faced material cost pressures that reflect challenging conditions in the Western Canadian labour market, shortages of skilled labour, impacts of contractor underperformance and disputes, as well as other unexpected events, including drought conditions and erosion and sediment control challenges. A comprehensive cost and schedule risk analysis (CSRA) was conducted to assess current market conditions and potential risks and uncertainties facing the remaining project scope. As a result of the CSRA, the estimate of the cost to complete the pipeline has increased to approximately $14.5 billion. This estimate excludes potential cost recoveries and incorporates contingencies for certain factors that may be outside the control of Coastal GasLink LP, such as labour conditions, contractor underperformance and weather-related events. The work plan continues to target mechanical completion by year-end 2023, with commissioning and restoration work continuing into 2024 and 2025. TC Energy expects to fund the incremental project costs and is actively pursuing cost mitigants and recoveries that may partially offset a portion of these costs, some of which may not be conclusively determined until after the pipeline is in service. The CSRA review also considered the potential impact of an extension of construction well into 2024. In that event, costs would increase further by up to $1.2 billion.
As a result, we completed a valuation assessment and concluded that the fair value of our investment was below its carrying value at December 31, 2022. We determined that this was an other-than-temporary impairment of our equity investment in Coastal GasLink LP and, as a result, we recognized a pre-tax impairment of $3.0 billion ($2.6 billion after tax) in fourth quarter 2022. Due to the funding provisions of the July 2022 agreements, we expect to fund an additional $3.3 billion related to the revised estimated capital cost to complete the Coastal GasLink pipeline, and a significant portion of this future investment in Coastal GasLink LP is expected to be impaired. We will continue to assess for other-than-temporary declines in the fair value of our investment and the extent of any additional impairment charges will depend on our valuation assessment performed at the respective reporting date.
Going forward, project costs will be funded in part by existing project-level credit facilities with a revised total capacity of $8.4 billion. Additional equity financing required to fund construction of the pipeline will initially be provided through a subordinated loan agreement between TC Energy and Coastal GasLink LP. Draws by Coastal GasLink LP on this loan will be repaid with funds from equity contributions to the partnership by the Coastal GasLink LP partners, including us, subsequent to the in-service date of the Coastal GasLink pipeline when final project costs are known. We expect that, in accordance with contractual terms, the additional equity contributions required as a result of the increase in capital costs will be predominantly funded by us, except under certain conditions, but will not result in a change to our 35 per cent ownership. We currently estimate our portion of the equity contributions to Coastal GasLink LP over the project life to be approximately $5.4 billion, including contributions recognized to the end of 2022.

8 | TC Energy Annual information form 2022

Developments in the U.S. Natural Gas Pipelines Segment

Date	Description of development
U.S. NATURAL GAS PIPELINES - COLUMBIA PIPELINE GROUP
Columbia Gas Section 4 Rate Case
2020 - 2022
Columbia Gas filed a Section 4 rate case with FERC in July 2020 requesting an increase to its maximum transportation rates effective February 1, 2021. In July 2021, Columbia Gas notified FERC that it reached a settlement-in-principle with its customers addressing all remaining issues in the case, including but not limited to, the resolution of rates and continuation of Columbia Gas's modernization program. Columbia Gas reached a settlement with its customers effective February 2021 and received FERC approval in February 2022. As part of the settlement, there is a moratorium on any further rate changes until April 1, 2025 and Columbia Gas must file for new rates with an effective date no later than April 1, 2026. Previously accrued rate refund liabilities were refunded to customers, including interest, in second quarter 2022.

Columbia Gas - VR Project
2021
In July 2021, we approved the VR Project, a delivery market project on Columbia Gas that will replace and upgrade certain facilities while reducing emissions along portions of the Columbia Gas pipeline system in principal delivery markets. The enhanced facilities are expected to improve reliability of the system and allow for additional transportation services to address growing demand under long-term contracts while reducing direct carbon dioxide (CO2e) emissions.

2022	The VR Project filed its FERC certificate application in third quarter 2022 with expected in-service in 2025. The project has an estimated capital cost of US$0.7 billion and is subject to customary conditions precedent and normal-course regulatory approvals.
Columbia Gas - Modernization II
2018 - 2020
Columbia Gas and its customers entered into a settlement arrangement (Modernization II), approved by FERC, which provides recovery and return on investment to modernize its system, improve system integrity, and enhance service reliability and flexibility. The Modernization II program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in control systems. The Modernization II program was approved for up to US$1.1 billion of work starting in 2018 and to be completed through 2020. As per the terms of the arrangement, facilities in service by October 31 of each year collect revenues effective February 1 of the following year until the arrangement is terminated upon new rates becoming effective once Columbia Gas files a Section 4 rate case under the Natural Gas Act. Capital spend on the Modernization II program was completed in fourth quarter 2020.

Columbia Gas - Modernization III
2021 - 2022
Columbia Gas and its customers entered into a settlement arrangement (Modernization III) which provides recovery and return on investment to modernize its system, improve system safety, integrity, compliance and reliability. The Modernization III program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in control systems as well as projects designed to increase energy efficiency and reduce emissions. The program was approved for up to US$1.2 billion of work starting in 2021 and is to be completed through 2024. As per the terms of the arrangement, facilities in service by November 30 of each year collect revenues effective April 1 of the following year until the arrangement is terminated. New rates will become effective once Columbia Gas files a subsequent Section 4 rate case under the Natural Gas Act.

Columbia Gas - KO Transmission Enhancement Acquisition
2022	In April 2022, we approved the approximately US$80 million acquisition of KO Transmission assets to be integrated into the Columbia Gas pipeline. The expanded footprint is expected to provide additional last-mile connectivity of Columbia Gas into northern Kentucky and southern Ohio to growing liquid distribution company markets and a platform for future capital investments including future conversions of coal-fueled power plants in the region. FERC approval for the acquisition was received in November 2022 and the transaction closed in February 2023.
Columbia Gulf - Louisiana XPress Project
2022
The Louisiana XPress project was phased into service over the course of third quarter 2022. The US$0.4 billion project connects natural gas supply directly to U.S. Gulf Coast LNG export markets with the addition of three greenfield mid-point compressor stations along Columbia Gulf.

TC Energy Annual information form 2022 | 9

Date	Description of development
OTHER U.S. NATURAL GAS PIPELINES
ANR Pipeline Company (ANR Pipeline) - Grand Chenier XPress
2021
The Grand Chenier XPress project will connect supply directly to Gulf Coast LNG export markets with auxiliary enhancements at its existing Eunice Compressor Station, the addition of a mid-point compressor station and a new point of delivery interconnection, meter and associated facilities along ANR Pipeline. Phase I of Grand Chenier XPress, an expansion project on ANR went into service April 2021. Phase II was placed in service January 2022.

ANR Pipeline - Alberta XPress Project
2020	In February 2020, we approved the Alberta XPress project.
2023
The Alberta XPress project was placed in service January 2023. The US$0.2 billion expansion project on ANR utilizes existing capacity on the Great Lakes and Canadian Mainline systems to connect growing supply from the WCSB to U.S. Gulf Coast LNG export markets.

ANR Pipeline - Elwood Power Project/ANR Horsepower Replacement
2020	In July 2020, we approved the Elwood Power Project/ANR Horsepower Replacement.
2022
The Elwood Power Project/ANR Horsepower Replacement, an US$0.3 billion expansion project that is expected to replace, upgrade and modernize certain facilities while reducing GHG emissions along a highly utilized section of the ANR pipeline system was placed in service November 2022. The enhanced facilities are expected to improve reliability of the ANR pipeline system and also allow for additional contracted transportation services of approximately 132 TJ/d (123 MMcf/d) to be provided to an existing power plant near Joliet, Illinois.

ANR Pipeline - Wisconsin Access Project
2020	In October 2020, we approved the Wisconsin Access project.
2022
The Wisconsin Access project, an US$0.2 billion project that is expected to replace, upgrade and modernize certain facilities while reducing GHG emissions along portions of the ANR pipeline system was placed in service November 2022. The enhanced facilities are expected to improve reliability of the ANR pipeline system and also allow for additional contracted transportation services of approximately 77 TJ/d (72 MMcf/d) to be provided to utilities serving the midwestern U.S. under long-term contracts.

ANR Pipeline - WR Project
2021
In November 2021, we approved the WR Project, a delivery market project on ANR that will replace and upgrade certain facilities while reducing emissions along portions of the ANR pipeline system in principal delivery markets. The enhanced facilities are expected to improve reliability of the system and allow for additional transportation services to address growing demand in the midwestern U.S. under long-term contracts while also reducing CO2e emissions. The estimated US$0.8 billion project is expected to be placed in service in fourth quarter 2025.

2022	The WR Project filed its FERC certificate application in fourth quarter 2022.
ANR Pipeline - Ventura XPress Project
2022	In December 2022, we approved the Ventura XPress Project, a set of ANR projects designed to improve base system reliability and allow for additional long-term contracted transportation services to a point of delivery on the Northern Border pipeline at Ventura, Iowa. The estimated US$0.2 billion project is expected to be placed in service in 2025.
ANR Section 4 Rate Case
2022
ANR filed a Section 4 rate case with FERC in January 2022 requesting an increase to ANR's maximum transportation rates effective August 2022, subject to refund upon completion of the rate proceeding. In November 2022, ANR notified FERC that it reached a settlement-in-principle with its customers. In January 2023, the presiding Administrative Law Judge certified the settlement as uncontested and recommended it for approval by FERC. While there is no timeframe in which FERC must act on the settlement, in line with other recent rate case settlement approval timelines, we expect to receive FERC approval of the settlement in early 2023.

Gas Transmission Northwest LLC (GTN) - GTN XPress
2019-2022
In October 2019, TC PipeLines, LP (TCLP) approved the GTN Reliability and XPress projects which is a set of reliability and expansion projects on the GTN System that will support the existing system and provide for the transport of additional volumes enabled by the NGTL System's West Path Delivery Program. The expansion project filed its FERC certificate application for the US$75 million expansion project in fourth quarter 2021, and is expected to be placed in service in 2023. (see the Developments in the Canadian Natural Gas Pipelines Segment – Canadian Regulated Pipelines – NGTL System/Foothills West Path Delivery Program section above).

10 | TC Energy Annual information form 2022

Date	Description of development
GTN Rate Case Settlement
2021
In September 2021, GTN filed an uncontested rate settlement which would set new recourse rates for GTN effective January 1, 2022 and institute a rate moratorium through December 31, 2023. The uncontested rate settlement was approved by FERC in November 2021. The revised rates are not expected to have a significant impact on our U.S. Natural Gas Pipelines segment comparable earnings. In addition, GTN must file for new rates no later than April 1, 2024.

Gillis Access Project
2022	In November 2022, we sanctioned the development of the Gillis Access project, a 1.5 Bcf/d greenfield pipeline system that will connect supplies from the Haynesville basin at Gillis to markets elsewhere in Louisiana. The 68 km (42 mile) Louisiana header system will also enable the rapidly growing Louisiana LNG export market to access Haynesville-sourced gas production as well as create a platform for further growth into the southeast Louisiana markets. The estimated US$0.4 billion project is expected to be placed in service in 2024.

In February 2023, we approved a 63 km (39 mile), 1.4 Bcf/d extension of the Gillis Access project to further connect supplies from the Haynesville basin at Gillis. Subject to customer FID, the estimated US$0.3 billion project is expected to be placed in service in 2025.
TC PipeLines, LP
2021
In March 2021, we completed the acquisition of all of the outstanding common units of TCLP not beneficially owned by TC Energy, resulting in TCLP becoming an indirect, wholly-owned subsidiary of TC Energy. Upon close of the transaction and in accordance with the acquisition terms, TCLP common unitholders received 0.70 common shares of TC Energy for each issued and outstanding publicly-held TCLP common unit resulting in the issuance of 38 million TC Energy common shares valued at approximately $2.1 billion, net of transaction costs.

TC Energy Annual information form 2022 | 11

Developments in the Mexico Natural Gas Pipelines Segment

Date	Description of development
MEXICO NATURAL GAS PIPELINES
Southeast Gateway Pipeline and Alliance with the CFE
2022
In August 2022, we announced a strategic alliance with Mexico’s state-owned electric utility, the CFE, for the development of new natural gas infrastructure in central and southeast Mexico. This alliance consolidates previous Transportation Service Agreements (TSA) executed between TC Energy’s Mexico-based subsidiary Transportadora de Gas Natural de la Huasteca (TGNH) and the CFE in connection with our natural gas pipeline assets in central Mexico (including the Tamazunchale, Villa de Reyes and Tula pipelines) under a single, U.S. dollar-denominated, take-or-pay contract that extends through 2055. This agreement also resolved and terminated previous international arbitrations with the CFE related to the Villa de Reyes and Tula pipelines.
In connection with the strategic alliance, we reached a Final Investment Decision (FID) to develop and construct the Southeast Gateway pipeline, a 1.3 Bcf/d, 715 km (444 mile) offshore natural gas pipeline to serve the southeast region of Mexico with an expected in-service by mid-2025 and an estimated project cost of US$4.5 billion.
Subject to regulatory approvals from Mexico’s economic competition commission and the Regulatory Energy Commission, the strategic alliance provides the CFE with the ability to hold an equity interest in TGNH, which is conditional upon the CFE contributing capital, acquiring land and supporting permitting on the TGNH projects. Upon in-service of the Southeast Gateway pipeline, the CFE’s equity interest in TGNH will equal 15 per cent, and will increase to approximately 35 per cent upon expiry of the contract in 2055. Regulatory approvals related to the CFE's equity participation in TGNH are expected to take up to 24 months.

Tula
2021	In 2021, we worked to procure necessary land access on the west section of the Tula pipeline to finalize its construction. The central segment construction was delayed due to pending Indigenous consultation processes under the responsibility of the Secretary of Energy. In 2021, we advanced the resolution of disputed contract terms with the signing of a Memorandum of Understanding (MOU) in July 2021 outlining main settlement principles. Feasibility assessments commenced with the CFE under the MOU to jointly evaluate potential alternatives to complete the Tula pipeline.
2022
We placed the east section of the Tula pipeline into commercial service in third quarter 2022. Additionally, TC Energy and the CFE agreed to jointly develop and complete the central segment of the Tula pipeline, subject to an FID in the first half of 2023. We are working with the CFE on the Tula pipeline’s west section to procure necessary land access and resolve legal claims.

Villa de Reyes
2021
In 2021, we advanced the resolution of disputed contract terms with the signing of an MOU in July 2021 outlining main settlement principles. Villa de Reyes construction is ongoing but completion was delayed due to COVID-19 contingency measures and challenges gaining access to land in certain local communities.

2022
We achieved the mechanical completion of the Villa de Reyes pipeline's lateral section in second quarter 2022, while the Villa de Reyes pipeline's north section was placed in commercial service in third quarter 2022. We are working with the CFE, and expect the lateral and south sections of the Villa de Reyes pipeline to begin commercial service in 2023.

Sur de Texas
2020	In March 2020, we recorded US$55 million of revenue related to fees associated with the successful completion of the Sur de Texas pipeline.
Further information about developments in the Natural Gas Pipelines business, including changes that we expect will occur in 2022, can be found in the MD&A in the Natural Gas Pipelines Business section; Canadian Natural Gas Pipelines – Understanding our Canadian Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections; U.S. Natural Gas Pipelines – Understanding our U.S. Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections; and Mexico Natural Gas Pipelines – Understanding our Mexico Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
12 | TC Energy Annual information form 2022

LIQUIDS PIPELINES
Developments in the Liquids Pipelines Segment

Date	Description of development
Keystone Pipeline System
2022
Approximately 20,000 Bbl/d of long-term contracts from the 2019 Open Season were commercialized in April 2022 with an additional 10,000 Bbl/d in September 2022. In 2019 and 2020, certain Keystone customers initiated complaints before FERC and the CER. The complaints indicated that Keystone had provided insufficient information to support its 2020 and 2021 estimated variable rates and challenged the just and reasonableness of Keystone’s committed rates charged dating back to 2018 and 2020 at FERC and the CER, respectively. CER proceedings concluded in September 2022 and in December 2022, the CER issued a decision which has resulted in a one-time adjustment related to previously charged tolls of $38 million. In January 2023, Keystone filed a Review and Variance application with the CER challenging the correctness of the original decision. The FERC hearing commenced in June 2022 and concluded in August, with a judiciary recommendation expected to be issued in early 2023. In December 2022, a pipeline rupture occurred in Washington County, Kansas on the Cushing Extension section of the Keystone Pipeline System. Recovery and remediation efforts are underway and we are committed to fully remediating the site. To date, our oil recovery efforts continue to progress successfully with 90 per cent of the 12,937 barrel measured release volume recovered. The affected segment was restarted following approval of the repair and restart plan by PHMSA. Per the terms of a Corrective Action Order, the pipeline is required to operate under a pressure de-rate until the conditions are satisfied. The cause of the release remains the subject of an investigation. At December 31, 2022, we accrued an environmental remediation liability of $650 million, before expected insurance recoveries and not including potential fines and penalties which are currently indeterminable. This amount represents our estimate, based on certain assumptions, of costs relating to emergency response, environmental remediation and cleanup activities required to fully remediate the site. Although it is reasonably possible that we will incur additional costs beyond such amount, we are currently unable to estimate the range of possible additional costs. We have appropriate insurance policies in place and it is probable that the majority of estimated environmental remediation costs will be eligible for recovery under our existing insurance coverage. We expect remediation activities to be substantially completed within a year.

Keystone XL
2020
In April, 2020 we proceeded with construction of the Keystone XL pipeline. We advanced construction of 180 km (112 miles) of pipeline and five pump stations in Canada, 12 pump stations in the United States, and completed the U.S./Canada border crossing in June 2020. As part of the Keystone XL pipeline funding plan, the Government of Alberta invested approximately US$0.8 billion in equity as of December 31, 2020 which substantially funded construction costs through the end of 2020. In August 2020, we announced that the Keystone XL pipeline had committed to construct the project using all union labour in the U.S. along with committing in excess of $10 million to create a Green Jobs Training Fund to help train union workers on renewable energy projects. In November 2020, we signed an agreement with Natural Law Energy, which included a potential investment by five First Nations in Alberta and Saskatchewan, of up to $1.0 billion in Keystone XL and future liquids projects.

2021	Following the revocation of the 2019 Presidential Permit for the Keystone XL pipeline project in January 2021, and after a comprehensive review of options in consultation with our partner, the Government of Alberta, in June 2021, we terminated the Keystone XL pipeline project. We determined that the carrying amount of these assets was no longer fully recoverable. We recognized an asset impairment charge, net of expected contractual recoveries and other contractual and legal obligations related to termination activities, of $2.8 billion ($2.1 billion after tax) for the year ended December 31, 2021 which was excluded from comparable earnings. Although we recorded a $2.1 billion after-tax asset impairment charge, net of expected contractual recoveries and other contractual and legal obligations related to the Keystone XL pipeline project termination activities, a significant portion of this amount was shared with the Government of Alberta, thereby reducing the net financial impact to us. After the 2019 Presidential Permit was revoked, construction activities ceased except for certain activities required to clean up and reclaim worksites in adherence to our commitment to safety, the environment and our regulatory requirements. Right-of-way clean up and restoration is substantially complete while termination activities continued through 2022. In November 2021, we filed a Request for Arbitration to formally initiate a legacy NAFTA claim to recover economic damages resulting from the revocation of the 2019 Presidential Permit for the Keystone XL pipeline project.
2022	In September 2022, the International Centre for Settlement of Investment Disputes formally constituted a tribunal to hear our Request for Arbitration under NAFTA where we are seeking to recover more than US$15 billion in economic damages resulting from the revocation of the Presidential Permit for the Keystone XL pipeline project. This claim is in an early stage and the timing and outcome is unknown at present. Keystone XL termination activities undertaken in 2022, including asset dispositions and preservation, will continue throughout 2023. We will continue to coordinate with regulators, stakeholders and Indigenous groups to meet our environmental and regulatory commitments.

TC Energy Annual information form 2022 | 13

Date	Description of development
Northern Courier
2021	In November 2021, we sold our remaining 15 per cent equity interest in Northern Courier for $35 million in proceeds.
Port Neches
2021	In March 2021, we entered a joint venture with Motiva Enterprises (Motiva) to construct the US$152 million Port Neches Link pipeline system which will connect the Keystone Pipeline System to Motiva’s Port Neches Terminal, which supplies 630,000 Bbl/d to their Port Arthur refinery. This common carrier pipeline system will also include facilities to tie in additional liquids terminals to the Keystone Pipeline System with other downstream infrastructure.
2022	Construction of the Port Neches Link Pipeline System is nearly complete. Supply chain induced material shipment delays resulted in delayed completion from the second half of 2022 to first quarter 2023.
Further information about developments in the Liquids Pipelines business, including changes that we expect will occur in 2023, can be found in the MD&A in the Liquids Pipelines – Understanding our Liquids Pipelines business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
14 | TC Energy Annual information form 2022

POWER AND ENERGY SOLUTIONS
Developments in the Power and Energy Solutions Segment

Date	Description of development
CANADIAN POWER
Saddlebrook Solar Project
2022	In October 2022, we announced that we have commenced pre-construction activities on the 81 MW Saddlebrook Solar project located near Aldersyde, Alberta. The expected capital cost is $146 million, with the project partially supported by $10 million from Emissions Reduction Alberta. Construction is expected to be completed in 2023.
Ontario Natural Gas-Fired Power Plants
2020 - 2021	In March 2020, we placed the Napanee power plant into service. In April 2020, we completed the sale of our Halton Hills and Napanee power plants as well as our 50 per cent interest in Portlands Energy Centre to a subsidiary of Ontario Power Generation for net proceeds of approximately $2.8 billion before post-closing adjustments. The total pre-tax loss of $676 million ($470 million after tax) on this transaction includes losses accrued during 2019 while classified as an asset held for sale and a 2021 post-close adjustment and also reflected utilization of previously unrecognized tax loss benefits. This loss may be amended in the future upon the settlement of existing insurance claims.
Sharp Hills Wind Power Purchase Agreement (PPA)
2021
In September 2021, we executed a 15-year PPA for 100 per cent of the power produced and the rights to all environmental attributes from the 297 MW Sharp Hills Wind Farm located in eastern Alberta. The Sharp Hills Wind Farm is anticipated to be operational in 2023, subject to customary regulatory approvals and conditions.

Bruce Power
2020
Bruce Power’s Unit 6 MCR outage commenced in January 2020 and is expected to be completed in 2023. In late March 2020, as a result of COVID-19 impacts, Bruce Power declared force majeure under its contract with the IESO. This force majeure notice covered the Unit 6 MCR and certain Asset Management work. In May 2020, work on the Unit 6 MCR and Asset Management programs were restarted with additional prevention measures in place for worker safety related to COVID-19. The impact of the force majeure will ultimately depend on the recovery of any impacts in accordance with the force majeure provisions of the IESO contract. In October 2020, the Unit 6 MCR project achieved a major milestone with the completion of the preparation phase and commencement of the Fuel Channel and Feeder Replacement Program. Operations on the remaining units continued as normal with the scheduled outages successfully completed on Unit 3, 4 and 5 in second quarter of 2020 and on Unit 8 in fourth quarter 2020.

2021
In mid-2021, as part of the planned inspections, testing, analysis and maintenance activities at Bruce Power during the current Unit 6 MCR outage and the Unit 3 planned outage, higher than anticipated readings of hydrogen concentration in pressure tubes were detected. These readings were limited to a very small area of the respective pressure tubes and did not impact safety nor pressure tube integrity as concluded following an assessment of all of the Bruce Power units. In October 2021, Unit 3 returned to service after the Canadian Nuclear Safety Commission approved Bruce Power's restart request following extensive inspections which demonstrated that safety and pressure tube integrity continued to meet regulatory requirements. Bruce Power now incorporates additional inspections as part of their normal surveillance programs to address the new findings while progressing further programs that demonstrate fitness for service at elevated hydrogen concentration levels. These inspections were added to the Unit 7 planned outage which returned to service in January 2022. The Unit 6 MCR program continues on schedule and on budget. As applicable, Bruce Power will seek recovery of any impacts in accordance with the force majeure provisions of the IESO contract. The program is nearing the end of the Inspection Phase and has entered the Installation Phase. Preparation of the Unit 3 MCR program, which is the next scheduled MCR outage, continues and Bruce Power submitted its final cost and schedule duration estimate to the IESO in December 2021. As well, Bruce Power submitted its initial preliminary cost and schedule duration estimate for the Unit 4 MCR program, which is the next unit scheduled after Unit 3. In 2021, Bruce Power launched Project 2030 with the goal of achieving a site peak output of 7,000 MW by 2033 in support of climate change targets and future clean energy needs. Project 2030 will focus on continued asset optimization, innovation and leveraging new technology, which could include integration with storage and other forms of energy, to increase the site peak output at Bruce Power.

TC Energy Annual information form 2022 | 15

Date	Description of development
2022
In March 2022, the IESO verified Bruce Power's Unit 3 MCR program final cost and schedule duration estimate submitted in December 2021. The Unit 3 MCR program is scheduled to begin in March 2023 with expected completion in 2026. The Unit 6 MCR is moving to the last part of the installation phase and remains on time and on budget with an expected return to service in fourth quarter 2023. Bruce Power's contract price increased in April 2022, in accordance with contract terms, reflecting capital to be invested under the Unit 3 MCR program and the 2022 to 2027 Asset Management program plus normal annual inflation adjustments. Bruce Power's Unit 4, the third unit in the Bruce Power MCR program, completed its definition phase in June 2022 and is now in the preparation phase leading up to an FID, expected in fourth quarter 2023. A preliminary basis of estimate (including an initial cost and schedule duration estimate) was submitted to the IESO in fourth quarter 2022. Future MCR investments will be subject to discrete decisions for each unit with specified off-ramps available for Bruce Power and the IESO.

Ontario Pumped Storage Project
2021-2022
As part of our strategy to capture opportunities that capitalize on the transition to a less carbon-intensive energy mix, we continue to progress the development of the Ontario Pumped Storage project, an energy storage facility located near Meaford, Ontario that is designated to provide 1,000 MW of flexible, clean energy to Ontario's electricity system using a process known as pumped hydro storage. Two key milestones on the Ontario Pumped Storage project were reached in 2021. In July 2021, the Federal Minister of National Defence granted long-term land access to the fourth Canadian Division Training Centre for development of the project on this site. In November 2021, Ontario’s Minister of Energy instructed the IESO to progress the project to Gate 2 of the Unsolicited Proposals Process. Once in service, this project would store emission-free energy when available and provide that energy to Ontario during periods of peak demand, thereby maximizing the value of existing emissions-free generation in the province. We also continue to consult with the Saugeen Ojibway Nation and other Indigenous groups along with other local stakeholders as we continue to advance this project, which remains subject to a number of conditions and approvals, including approval of our Board of Directors.

TransCanada Turbines Ltd.
2020	In November 2020, we acquired the remaining 50 per cent ownership interest in TransCanada Turbines Ltd. for cash consideration of US$67 million.
U.S. POWER
2021
Through a request for information (RFI) process in 2021, we announced that we were seeking to identify potential contracts and/or investment opportunities in up to 620 MW of wind energy projects, 300 MW of solar projects and 100 MW of energy storage projects to meet the electricity needs of the U.S. portion of the Keystone Pipeline System assets. We also identified meaningful origination opportunities to supply renewable energy products and services to industrial and oil and gas sectors proximate to our in-corridor demand. We received a significant number of responses to our RFI.

2022	As of December 31, 2022, we have contracted approximately 600 MW from wind and solar projects.
OTHER ENERGY SOLUTIONS
Lynchburg Renewable Fuels
2022
In October 2022, we announced a US$29 million investment for a 30 per cent ownership interest in the Lynchburg Renewable Fuels project, a renewable natural gas (RNG) production facility in Lynchburg, Tennessee being developed by 3 Rivers Energy Partners, LLC (3 Rivers Energy). Along with our ownership interest, we will market all RNG and environmental attributes generated from the facility once operational, which we expect in 2024. We also have the option to jointly develop future RNG projects with 3 Rivers Energy.

16 | TC Energy Annual information form 2022

Date	Description of development
Hydrogen Hubs
2021-2022	We have entered into individual Joint Development Agreements (JDAs) with Nikola Corporation (Nikola) and Hyzon Motors Inc. (Hyzon) to support customer-driven hydrogen production for long-haul transportation, power generation, large industrials and heating customers across the U.S. and Canada. Under their JDA, Nikola will be a long-term anchor customer for hydrogen production infrastructure supporting hydrogen-fueled, zero-emission, heavy-duty trucks and the co-development of large-scale green and blue hydrogen production hubs. The Hyzon JDA is expected to support the development of hydrogen production facilities focused on zero-to-negative carbon intensity hydrogen from RNG, biogas and other sustainable sources. These facilities are expected to be located close to demand, supporting Hyzon’s back-to-base vehicle deployments. Our significant pipeline, storage and power assets can potentially be leveraged to lower the cost and increase the speed of development of these hubs. This may include exploring the integration of pipeline assets to enable hydrogen distribution and storage via pipeline and/or to deliver carbon dioxide to permanent sequestration sites to decarbonize the hydrogen production process. In April 2022, we announced a plan to evaluate a hydrogen production hub that would produce an estimated 60 tonnes of hydrogen per day, with the capacity to increase to 150 tonnes of hydrogen per day in the future, on 140 acres in Crossfield, Alberta, where we currently operate a natural gas storage facility. We expect an FID in 2024, subject to customary regulatory approvals.
Further information about developments in the Power and Energy Solutions business, including changes that we expect will occur in 2023, can be found in the MD&A in the Power and Energy Solutions – Understanding our Power and Energy Solutions Business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
TC Energy Annual information form 2022 | 17

OTHER ENERGY SOLUTIONS
Our vision is to be the premier energy infrastructure company in North America today and in the future. That future includes embracing the energy transition that is underway and contributing to a lower-carbon energy world. As energy transition continues to evolve, we recognize a significant opportunity to reduce our emissions footprint, in addition to being a partner to our customers and other industries which are also looking for low-carbon solutions. Currently, it is uncertain how the energy mix will evolve and at what pace. We continue to observe a reliance on the existing sources of natural gas, crude oil and electricity, which we currently provide services to our customers.
We are targeting five focus areas to reduce the emissions intensity of our operations, while also capturing growth opportunities that meet the energy needs of the future:
•modernize our existing system and assets
•decarbonize our energy consumption
•drive digital solutions and technologies
•leverage carbon credits and offsets
•invest in low-carbon energy and infrastructure such as renewables, along with emerging fuels and technology.
Further information about developments in our business, including changes that we expect will occur in 2023 around these developments, can be found in the Power and Energy Solutions - Understanding Our Power and Energy Solutions Business - Significant Events - Other Energy Solutions section of the MD&A, which section of the MD&A is incorporated by reference herein.
18 | TC Energy Annual information form 2022

Business of TC Energy
Our business consists of natural gas and crude oil transportation, storage and delivery systems and power generation assets that produce electricity to support businesses and communities across the continent.
Our vision is to be the premier energy infrastructure company in North America today and in the future by safely generating, storing and delivering the energy people need every day. Our goal is to develop, build and operate a portfolio of infrastructure assets that enable us to prosper irrespective of the pace and direction of energy transition. Refer to the About our business – 2022 Financial highlights - Consolidated results section of the MD&A for our revenues from operations by segment, for the years ended December 31, 2022 and 2021, which section of the MD&A is incorporated by reference herein.
The following is a description of each of TC Energy's three core businesses.
NATURAL GAS PIPELINES
Our natural gas pipeline network transports natural gas from supply basins to local distribution companies, power generation plants, industrial facilities, interconnecting pipelines, LNG export terminals and other businesses across Canada, the U.S. and Mexico.
In addition to our natural gas pipelines, we have regulated natural gas storage facilities in the U.S. with a total working gas capacity of 532 Bcf, making us one of the largest providers of natural gas storage and related services to key markets in North America.
Our Natural Gas Pipelines business is split into three operating segments representing its geographic diversity: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines.
A description of the natural gas pipelines and regulated natural gas storage assets we operate in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Natural Gas Pipelines business can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
LIQUIDS PIPELINES
Our Liquids Pipelines infrastructure provides transportation of Canadian crude oil from Hardisty, Alberta to key refining and export markets in the U.S. Midwest and the U.S. Gulf Coast, as well as U.S. domestic service from Cushing, Oklahoma to the U.S. Gulf Coast. Our Liquids Pipelines assets in Alberta also transport oil from the Fort McMurray area to the Edmonton/Heartland areas.
A description of pipelines and properties we operate, in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Liquids Pipelines business can be found in the MD&A in the Liquids Pipelines section, which section of the MD&A is incorporated by reference herein.
TC Energy Annual information form 2022 | 19

REGULATION OF NATURAL GAS PIPELINES AND LIQUIDS PIPELINES
Canada
Natural Gas Pipelines
With the exception of Coastal GasLink (which is currently under construction), all of our major Canadian natural gas pipeline systems are regulated by the CER (formerly, the NEB) under the Canadian Energy Regulator Act.
The CER regulates the construction and operation of facilities for these systems. TC Energy project applications are assessed by the CER, and depending on the project scope, may also require approval of the federal government. Should TC Energy propose a major project that is designated under the Impact Assessment Act, it would require assessment by an integrated review panel of the Impact Assessment Agency of Canada and the CER, as well as federal government approval.
The CER also regulates the terms and conditions of services, including rates, for these systems. The CER approves tolls and services that provide TC Energy the opportunity to recover costs of transporting natural gas, including the return of capital (depreciation) and return on the average investment base for our Canadian natural gas pipeline systems. Generally, Canadian natural gas pipelines request the CER to approve the pipeline’s cost of service and tolls once a year, and recover or refund the variance between actual and expected revenues and costs in future years. Net earnings may be affected by changes in investment base, ROE and regulated capital structure as well as by the terms of toll settlements approved by the CER.
The NGTL System is operating under a five-year revenue requirement settlement for 2020-2024 which includes an incentive mechanism for certain operating costs and the opportunity to increase depreciation rates if tolls fall below specified levels. Further information relating to the 2020-2024 Settlement can be found in the General development of the business - Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment - Canadian Regulated Pipelines - NGTL System - Revenue Requirement Settlements section above and in the Canadian Natural Gas Pipelines - Financial Results and Other information - Fourth Quarter 2022 Highlights - Highlights by business segment - Canadian Natural Gas Pipelines sections of the MD&A, which section of the MD&A is incorporated by reference herein.
The Canadian Mainline is operating under a six-year toll settlement for 2021-2026 which includes an incentive to decrease costs and increase revenues. Further information relating to the Canadian Mainline Settlement can be found in the General development of the business - Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment - Canadian Regulated Pipelines - Canadian Mainline Settlement section above and in the Canadian Natural Gas Pipelines – Financial Results and Other information - Fourth Quarter 2022 Highlights - Highlights by business segment - Canadian Natural Gas Pipelines sections of the MD&A, which section of the MD&A is incorporated by reference herein.
Coastal GasLink Pipeline Project
The Coastal GasLink natural gas pipeline project is being developed primarily under the regulatory regime administered by the OGC and the BCEAO. The OGC is responsible for overseeing oil and gas operations in B.C., including exploration, development, pipeline transportation and reclamation. The BCEAO is an agency that manages the review of proposed major projects in B.C., as required by the Environmental Assessment Act (British Columbia).
Liquids Pipelines
The CER regulates the terms and conditions of service, including rates, construction and operation of the Canadian portion of the Keystone Pipeline System. The rates for transportation service on the Keystone Pipeline System are calculated in accordance with a methodology agreed to in transportation service agreements between Keystone pipeline and its customers, and approved by the CER. The White Spruce and Grand Rapids pipelines are regulated by the AER. The AER regulates the construction and operation of pipelines and associated facilities in Alberta.
20 | TC Energy Annual information form 2022

United States
Natural Gas Pipelines
TC Energy is subject to regulation by various federal, state and local governmental agencies, including those specifically described below.
The Company's wholly-owned and partially-owned U.S. pipelines and natural gas storage facilities are considered natural gas companies subject to the jurisdiction of FERC. The Natural Gas Act of 1938 grants FERC authority over the construction, acquisition and operation of pipelines and related facilities utilized in the transportation and sale of natural gas in interstate commerce, including the extension, enlargement or abandonment of service using such facilities. FERC also has authority to regulate rates and charges for transportation and storage of natural gas in interstate commerce. Pipeline safety is regulated by PHMSA. Natural gas pipelines that cross the international border between Canada and the U.S., such as the Great Lakes Gas Transmission Limited Partnership (Great Lakes), GTN System and Portland Natural Gas Transmission System pipelines, require a Presidential Permit.
Liquids Pipelines
FERC regulates the terms and conditions of service, including transportation rates, of interstate liquids pipelines, including the U.S. portion of the Keystone Pipeline System and Marketlink. The siting and construction of pipeline facilities are regulated by the specific state regulator in which the pipeline facilities are located. Pipeline safety is regulated by PHMSA. Liquids pipelines that cross the international border between Canada and the U.S., such as the Keystone pipeline, require a Presidential Permit. Liquids pipeline projects that cross federal lands or waters of the U.S. require additional federal permits.
Mexico
Natural Gas Pipelines
TC Energy’s pipelines in Mexico are regulated by the Comisión Reguladora de Energía (CRE) who authorizes the transmission services of all gas pipeline infrastructure. Accordingly, our Mexican pipelines have CRE-approved tariffs, services and related rates; however, the contracts underpinning the construction and operation of these facilities are long-term negotiated fixed-rate contracts. Our contractual rates are only subject to change under specific circumstances such as changes in law.
POWER AND ENERGY SOLUTIONS
The previously described Power and Storage segment has been renamed Power and Energy Solutions. This business consists of power generation, non-regulated natural gas storage assets as well as new technologies which reduce our emissions footprint, in addition to being a partner to our customers and other industries that are also looking for low-carbon solutions.
Our Power and Energy Solutions business includes approximately 4,300 MW of generation capacity located in Alberta, Ontario, Québec and New Brunswick, using natural gas and nuclear fuel sources and is generally supported by long-term contracts. Additionally, we have secured 600 MW in the U.S. and 416 MW in Canada of PPAs from wind and solar facilities. We continue to pursue generation assets and PPA opportunities in Canada and the U.S.
We also own and operate approximately 118 Bcf of non-regulated natural gas storage capacity in Alberta.
Further information about the Power and Energy Solutions assets we operate and those currently under construction, along with our Power and Energy Solutions holdings, significant developments, and opportunities in relation to our Power and Energy Solutions business, can be found in the MD&A in the Power and Energy Solutions section, which section of the MD&A is incorporated by reference herein.
TC Energy Annual information form 2022 | 21

General
EMPLOYEES
At Year End, TC Energy's principal operating subsidiary, TCPL, had 7,477 employees, substantially all of whom were employed in Canada and the U.S., as set forth in the following table.

Calgary	2,859
Western Canada (excluding Calgary)	632
Eastern Canada	262
Houston	897
U.S. Midwest	799
U.S. Northeast	203
U.S. Southeast/Gulf Coast (excluding Houston)	1,186
U.S. West Coast	91
Mexico	548
Total	7,477
HEALTH, SAFETY, SUSTAINABILITY AND ENVIRONMENTAL PROTECTION AND SOCIAL POLICIES
The Board of Directors' (the Board) Health, Safety, Sustainability and Environment (HSSE) Committee oversees operational risk, major project execution risk, occupational and process safety, sustainability, security of personnel, environmental and climate change-related risks, as well as monitoring development and implementation of systems, programs and policies relating to HSSE matters through regular reporting from management. We use an integrated management system that establishes a framework for managing these risks and is used to capture, organize, document, monitor and improve our related policies, programs and procedures.
Our management system, TC Energy's Operational Management System (TOMS), is modeled after international standards, including the International Organization for Standardization (ISO) standard for environmental management systems, ISO 14001, and the Occupational Health and Safety Assessment Series for occupational health and safety. TOMS also conforms to applicable industry standards and complies with applicable regulatory requirements. Periodic audits of TOMS, as they apply to our Canadian assets, are conducted by the CER and lessons learned from these audits are shared and applied across our system where applicable. TOMS covers the lifecycle of our assets and follows a continuous improvement cycle organized into four key areas:
•Plan – risk and regulatory assessment as well as objective and target setting, while striving for zero incidents plus defining roles and responsibilities
•Do – development and implementation of programs, procedures and standards to manage operational risk
•Check – incident reporting, investigation, assurance activities, including internal and external audits and performance monitoring
•Act – non-conformance, non-compliance and opportunities for improvement are managed and assessed by management.
The HSSE Committee reviews performance and operational risk management. It receives updates and reports on:
•overall HSSE corporate governance
•operational performance and preventive maintenance metrics
•asset integrity programs
•significant occupational safety and process safety incidents
•occupational and process safety performance metrics
•our Occupational Health and Hygiene Program, which includes physical and mental health and psychological safety
•emergency preparedness, incident response and evaluation
•environment programs
•biodiversity and land reclamation
•developments in and compliance with applicable legislation and regulations, including those related to the environment
•prevention, mitigation and management of risks related to HSSE matters, including climate change or business interruption risks, such as pandemics, that may adversely impact TC Energy
22 | TC Energy Annual information form 2022

•sustainability matters, including social, environmental and climate change related risks and opportunities as well as related voluntary public disclosure such as our Report on Sustainability, Reconciliation Action Plan, ESG Data Sheet and GHG Emissions Reduction Plan.
The HSSE Committee also maintains oversight of significant or complex capital projects, including the monitoring of prescribed performance criteria. Starting in late 2022, the HSSE Committee began holding regular sessions, outside formal committee meetings, with members of senior management to receive status, cost and notable updates on certain of these capital projects.
The HSSE Committee also receives updates on any specific areas of operational and construction risk management review being conducted by management and the results and corrective action plans flowing from internal and third party audits. Information about the financial and operational effects of environmental protection requirements on the capital expenditures, profit or loss and competitive position of TC Energy can be found in the MD&A in the Other information – Enterprise risk management – Health, safety, sustainability and environment section, which section of the MD&A is incorporated by reference herein. Generally, each year the HSSE Committee or the HSSE Committee Chair tours one of our existing assets or projects under development as part of its responsibility to monitor and review our HSSE practices. All Board members are invited to attend our site tours. In 2022, a majority of Board members attended the site tour.
Health and Safety
As one of our corporate values, safety is an integral part of the way our employees work. Each year we develop goals predicated on achieving year over year sustainable improvement in our safety performance, and meeting or exceeding industry benchmarks.
The safety of our employees, contractors and the public, the integrity of our pipelines and our power and energy solutions infrastructure, are a top priority. All assets are designed, constructed and commissioned with full consideration given to safety and integrity, and are placed into service only after all necessary requirements, both regulatory and internal, have been satisfied.
We annually conduct emergency response exercises to practice effective coordination between the Company, local emergency responders, regulatory agencies and government officials in the event of an emergency. TC Energy uses the Incident Command System (ICS), a standardized approach to command, control and coordinate emergency responses. The ICS model supports a unified approach to emergency response with these community members. We also provide annual training to all field staff in the form of table top exercises, online and vendor lead training.
Environmental risk, compliance and liabilities
TOMS provides requirements for our day-to-day work to protect employees, contractors, our workplace and assets, the communities in which we work and the environment. It conforms to external industry consensus standards and voluntary programs in addition to complying with applicable legislative requirements. Under TOMS, mandated programs set requirements to manage specific risk areas for TC Energy, including the Environment Program, which is a documented set of processes and procedures that identifies our requirements to proactively and systematically manage environmental hazards and risks throughout the lifecycle of our assets. The program outlines environmental training requirements for applicable roles in the organization to raise awareness of environmental protection commitments and requirements plus sets environment performance goals that are monitored regularly.
As part of our Environment Program, we complete environmental assessments for our projects, which include field studies that examine existing natural resources, biodiversity and land use along our proposed project footprint such as vegetation, soils, wildlife, water resources, wetland and protected areas. We consider the information collected during environmental assessments, and where sensitive habitats or areas of high biodiversity value are identified, we apply the biodiversity protection hierarchy and avoid those areas, as practicable. Where those areas cannot be avoided, we minimize our disturbance, restore and reclaim the disturbed area and provide offset where required. To conserve and protect the environment during construction, information gathered for an environmental impact assessment is used to develop project-specific environmental protection plans. Whenever the potential exists for a proposed facility or pipeline to interact with water resources, we conduct evaluations to understand the full nature and extent of the interactions.

TC Energy Annual information form 2022 | 23

When we temporarily use water to test the integrity of our pipelines, we adhere to strict regulatory requirements and ensure water meets applicable water quality standards before it is discharged or disposed of, and when our construction activities involve crossing waterbodies, we implement protection measures to avoid or minimize potential adverse effects. Project plans are communicated with stakeholders and Indigenous communities, as applicable, and engagement with these groups informs the environmental assessments and protection plans. Additionally, the Environment Program, which applies to all of our operations, includes practices and procedures to manage potential adverse environmental effects to these resources during the full lifecycle of our facilities.
Our primary sources of risk related to the environment include:
•changing regulations and requirements coupled with increased costs related to impacts on the environment
•product releases, including crude oil, diluent and natural gas, that may cause harm to the environment (land, water and air)
•use, storage and disposal of chemicals and hazardous materials
•natural disasters and other catastrophic events, including those related to climate change, that may impact our operations.
Our assets are subject to federal, state, provincial and local environmental statutes and regulations governing environmental protection, including air and GHG emissions, water quality, species at risk, wastewater discharges and waste management. Operating our assets requires obtaining and complying with a wide variety of environmental registrations, licenses, permits and other approvals and requirements. Failure to comply could result in administrative, civil or criminal penalties, remedial requirements, or orders affecting future operations.
Through the implementation of our Environment Program, we continually monitor our facilities for compliance with all material legal and regulatory environmental requirements across all jurisdictions where we operate. We also comply with all material legal and regulatory permitting requirements in our project routing and development. We routinely monitor proposed changes to environmental policy, legislation and regulation. Where the risks are uncertain or have the potential to affect our ability to effectively operate our business, we comment on proposals independently or through industry associations.
Social Policies
We have a number of corporate governance documents including a commitment statement, policies and standards to help guide our teams’ behavior and actions, so they understand their responsibility and extend respect, courtesy and the opportunity to respond to Indigenous groups and stakeholders. We have a Code of Business Ethics (COBE) Policy which applies to all employees, officers and directors, and contingent workforce contractors of TC Energy and its wholly-owned subsidiaries and operated entities in countries where we conduct business, with the exception of independently operated entities whose corporate governance documents meet or exceed TC Energy’s requirements. All employees (including executive officers) and directors must certify their compliance with COBE.
We also have an Avoiding Bribery and Corruption Program which includes an Avoiding Bribery and Corruption Policy, annual online training provided to all personnel, instructor-led training provided to personnel in higher risk areas of our business, a supplier and contractor due diligence review process, and auditing of certain types of transactions. Our approach to Indigenous and stakeholder engagement is based on building and sustaining support through early and honest communication, mitigating impacts, and mutually beneficial partnerships. Our Commitment Statement provides the structure to guide our teams’ behavior and actions, so they understand their responsibility and the opportunity to empower Indigenous groups and stakeholders through partnerships and enhanced relationships.
Our Indigenous Relations Policy is informed by our guiding principles and corporate values to ensure we build and sustain support through early and honest communication, by mitigating impacts, and through mutually beneficial partnerships. We seek to listen to Indigenous people and incorporate their traditional and local knowledge in project design and planning. We strive to work with Indigenous communities to mitigate negative impacts and maximize benefits through hiring and buying locally. We aim to build mutually beneficial partnership-oriented relationships with Nations where benefits significantly outweigh the impacts, and our legacy is positive for those most impacted by our activities. In Canada, we will seek to expand benefits for equity participation in our projects and assets because the best way to align interests is to sit at the table together as partners/owners. Through all these efforts, we strive to be considered as a partner of choice for Indigenous groups and play a meaningful role in reconciliation.
24 | TC Energy Annual information form 2022

We work to understand and mitigate the complexity of ESG issues, and the interconnectivity of these issues as they relate to our business. These issues are of great importance to Indigenous groups and stakeholders and have an impact on our ability to build and operate energy infrastructure.
Consistent with our five core values of safety, innovation, responsibility, collaboration and integrity, TC Energy does not tolerate human rights abuses. In our business activities, including engaging with Indigenous groups and stakeholders across Canada, the United States and Mexico, we support access to basic human rights such as rights to fresh water and will not be complicit with or engage in any activity that solicits or encourages abuse of human rights such as forced labour, child labour, or physical or mental abuses.
TC Energy Annual information form 2022 | 25

Risk factors
A discussion of our risk factors can be found in the MD&A in the Natural Gas Pipelines Business, Natural Gas Pipelines - Business risks, Liquids Pipelines – Business risks, Power and Energy Solutions – Business risks and Other information – Enterprise risk management sections, which sections of the MD&A are incorporated by reference herein.
Dividends
Our Board has not adopted a formal dividend policy. The Board reviews the financial performance of TC Energy quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, our payment of dividends is primarily funded from dividends TC Energy receives as the sole common shareholder of TCPL.
Provisions of various trust indentures and credit arrangements with certain of our subsidiaries can restrict those subsidiaries’ ability and, in certain cases, our ability to declare and pay dividends or make distributions under certain circumstances. In the opinion of management, these provisions do not currently restrict our ability to declare or pay dividends.
Additionally, pursuant to the terms of the trust notes issued by TransCanada Trust (a financing trust subsidiary wholly-owned by TCPL) and related agreements, in certain circumstances, including where holders of the trust notes receive deferral preferred shares of TCPL in lieu of cash interest payments and where exchange preferred shares of TCPL are issued to holders of the trust notes as a result of certain bankruptcy related events, TC Energy and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all such exchange or deferral preferred shares are redeemed by TCPL. No deferral preferred shares or exchange preferred shares of TCPL have ever been issued.
Dividends on our preferred shares are payable quarterly, as and when declared by the Board. The dividends declared on our common and preferred shares during the past three completed financial years, and the increase to the quarterly dividend per common share on our outstanding common shares for the quarter ending March 31, 2023, are set out in the MD&A under the heading About our business – 2022 Financial highlights – Dividends section, which section of the MD&A is incorporated by reference herein.
Description of capital structure
SHARE CAPITAL
TC Energy’s authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares and second preferred shares, issuable in series. The number of common shares and preferred shares issued and outstanding as at Year End are set out in the MD&A in the Financial Condition – Share information section, which section of the MD&A is incorporated by reference herein. The following is a description of the material characteristics of each of these classes of shares.
Common shares
The common shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the first preferred shares and the second preferred shares, whether as a class or a series, and to any other class or series of shares of TC Energy which rank prior to the common shares, entitle the holders thereof to receive (i) dividends if, as and when declared by the Board out of the assets of TC Energy properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the Board may from time to time determine, and (ii) the remaining property of TC Energy upon a liquidation, dissolution or winding up of the Company.
We have a shareholder rights plan (the Plan) that is designed to protect the rights of our shareholders, ensure they are treated fairly and provide the Board with adequate time to identify, develop and negotiate alternative value maximizing transactions if there is a take-over bid for TC Energy. The Plan creates a right attaching to each common share outstanding and to each common share subsequently issued. Each right becomes exercisable 10 trading days after a person has acquired (an acquiring person), or commences a take-over bid to acquire, 20 per cent or more of the common shares, other than by an acquisition
26 | TC Energy Annual information form 2022

pursuant to a take-over bid permitted under the terms of the Plan (a permitted bid). Prior to a flip-in event (as described below), each right permits registered holders to purchase from the Company common shares of TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions (the exercise price). The beneficial acquisition by any person of 20 per cent or more of the common shares, other than by way of a permitted bid, is referred to as a flip-in event. Ten trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of common shares with an aggregate market price equal to twice the exercise price. The Plan was reconfirmed at the 2022 annual meeting of TC Energy shareholders and must be reconfirmed at every third annual meeting thereafter. Reconfirmation of the Plan will be voted on at the 2025 annual meeting of TC Energy shareholders.
Under TC Energy's DRP, eligible holders of common and preferred shares of TC Energy can reinvest their dividends and make optional cash payments to obtain additional TC Energy common shares. To prudently fund our growth program that includes increased project costs on the NGTL System and following our July 2022 obligation to make an equity contribution of $1.9 billion to Coastal GasLink LP, we reinstated the issuance of common shares from treasury at a two per cent discount under our DRP, commencing with the dividends declared on July 27, 2022. The discounted DRP is expected to be in place through the dividend declarations for the quarter ending June 30, 2023. Refer to the About our business - 2022 Financial highlights – Dividends – Dividend reinvestment and share purchase plan and the Corporate - Significant Events - Dividend reinvestment and share purchase plan sections of the MD&A, which section of the MD&A is incorporated by reference herein.
TC Energy also has a stock based compensation plan that allows some employees to acquire common shares of TC Energy upon exercise of options granted thereunder. Option exercise prices are equal to the closing market price on the TSX on the last trading day immediately preceding the grant date. Options granted under the plan are generally fully exercisable after three years and expire seven years after the date of grant.
First preferred shares
Subject to certain limitations, the Board may, from time to time, issue first preferred shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The first preferred shares as a class have, among others, the provisions described below.
The first preferred shares of each series rank on a parity with the first preferred shares of every other series, and are entitled to preference over the common shares, the second preferred shares and any other shares ranking junior to the first preferred shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of TC Energy in the event of its liquidation, dissolution or winding up.
Except as provided by the CBCA, the holders of the first preferred shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of first preferred shares will, if the directors so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the Board if TC Energy fails to pay dividends on that series of preferred shares for any period as may be so determined by the Board. TC Energy currently does not intend to issue any first preferred shares with voting rights, and any issuances of first preferred shares are expected to be made only in connection with corporate financings.
The provisions attaching to the first preferred shares as a class may be modified, amended or varied only with the approval of the holders of the first preferred shares as a class. Any such approval to be given by the holders of the first preferred shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the first preferred shares represented and voted at a meeting or adjourned meeting of such holders.
The holders of Series 1, 3, 5, 7, 9 and 11 preferred shares will be entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table below and have the right to convert their shares into cumulative redeemable Series 2, 4, 6, 8, 10 and 12 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 1, 3, 5, 7, 9 and 11 preferred shares are redeemable by TC Energy in whole or in part on such redemption dates as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon.
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The holders of Series 2, 4, 6, 8, 10 and 12 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the Board, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table below and have the right to convert their shares into Series 1, 3, 5, 7, 9 and 11 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 2, 4, 6, 8, 10 and 12 preferred shares are redeemable by TC Energy in whole or in part after their respective initial redemption date as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to (i) $25.00 in the case of redemptions on such redemption dates as set out in the table below, or (ii) $25.50 in the case of redemptions on any other date, in each case plus all accrued and unpaid dividends thereon.
In the event of liquidation, dissolution or winding up of TC Energy, the holders of Series 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 preferred shares shall be entitled to receive $25.00 per preferred share plus all accrued and unpaid dividends thereon in preference over the common shares or any other shares ranking junior to the first preferred shares.

Series of first preferred shares	Initial redemption/conversion date	Redemption/conversion dates	Spread (%)
Series 1 preferred shares	December 31, 2014	December 31, 2024 and every fifth year thereafter	1.92
Series 2 preferred shares	—	December 31, 2024 and every fifth year thereafter	1.92
Series 3 preferred shares	June 30, 2015	June 30, 2025 and every fifth year thereafter	1.28
Series 4 preferred shares	—	June 30, 2025 and every fifth year thereafter	1.28
Series 5 preferred shares	January 30, 2016	January 30, 2026 and every fifth year thereafter	1.54
Series 6 preferred shares	—	January 30, 2026 and every fifth year thereafter	1.54
Series 7 preferred shares	April 30, 2019	April 30, 2024 and every fifth year thereafter	2.38
Series 8 preferred shares	—	April 30, 2024 and every fifth year thereafter	2.38
Series 9 preferred shares	October 30, 2019	October 30, 2024 and every fifth year thereafter	2.35
Series 10 preferred shares	—	October 30, 2024 and every fifth year thereafter	2.35
Series 11 preferred shares	November 30, 2020	November 28, 2025 and every fifth year thereafter	2.96
Series 12 preferred shares	—	November 28, 2025 and every fifth year thereafter	2.96
Series 15 preferred shares[1]	May 31, 2022	May 31, 2022	—
Series 16 Preferred shares[2]	—	—	—
Except as provided by the CBCA, the respective holders of the first preferred shares of each outstanding series are not entitled to receive notice of, attend at, nor vote at any meeting of shareholders unless and until TC Energy shall have failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive, in which case the holders of the first preferred shares of such series shall have the right to receive notice of and to attend each meeting of shareholders at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs, and to one vote with respect to resolutions to elect directors for each of the first preferred share of such series, until all arrears of dividends have been paid. Subject to the CBCA, the series provisions attaching to the first preferred shares may be amended with the written approval of all the holders of such series of shares outstanding or by at least two thirds of the votes cast at a meeting of the holders of such shares duly called for that purpose and at which a quorum is present.
Second preferred shares
The rights, privileges, restrictions and conditions attaching to the second preferred shares are substantially identical to those attaching to the first preferred shares, except that the second preferred shares rank junior to the first preferred shares with respect to the payment of dividends, repayment of capital and the distribution of assets of TC Energy in the event of a liquidation, dissolution or winding up of TC Energy.

1 On May 31, 2022, TC Energy redeemed all of its issued and outstanding Series 15 preferred shares. Subsequent to the redemption, the Series 15 preferred shares ceased to be listed on the TSX and were cancelled.
[2] Prior to the redemption of the Series 15 preferred shares, Series 16 preferred shares were issuable upon conversion of the Series 15 preferred shares, subject to certain conditions, on previously set conversion dates. At the time of the redemption and cancellation of the Series 15 preferred shares, there were no Series 16 preferred shares outstanding.

28 | TC Energy Annual information form 2022

Credit ratings
Although TC Energy has not issued debt to the public, it has been assigned credit ratings by Moody's Investors Service, Inc. (Moody's), S&P Global Ratings (S&P) and Fitch Ratings Inc. (Fitch), and its outstanding preferred shares have also been assigned credit ratings by S&P, Fitch and DBRS Limited (DBRS). Moody's has assigned TC Energy an issuer rating of Baa2 with a negative outlook, S&P has assigned an issuer credit rating of BBB+ with a negative outlook, and Fitch has assigned a long-term issuer default rating of A- with a negative outlook. TC Energy does not presently intend to issue debt securities to the public in its own name and any future debt financing requirements are expected to continue to be funded primarily through its subsidiary, TCPL, and TransCanada Trust, a wholly-owned financing trust subsidiary of TCPL. The following table sets out the current credit ratings assigned to those outstanding classes of securities of the Company, TCPL and TransCanada Trust and certain related subsidiaries which have been rated by Moody's, S&P, Fitch and DBRS:

	Moody's	S&P	Fitch	DBRS
TCPL - Senior unsecured debt	Baa1	BBB+	A-	A (low)
TCPL - Junior subordinated notes	Baa2	BBB-	Not rated	BBB
TransCanada Trust - Subordinated trust notes	Baa3	BBB-	BBB	Not rated
TC Energy Corporation - Preferred shares	Not rated	P-2 (Low)	BBB	Pfd-2 (low)
Commercial paper (TCPL and TCPL guaranteed)	P-2	A-2	F2	R-1 (low)
Rating outlook/status	Negative	Negative	Negative	Under Review (Negative Implications)
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances so warrant.
Each of the Company, TCPL, TransCanada Trust and certain of our other subsidiaries paid fees to each of Moody's, S&P, Fitch and DBRS for the credit ratings rendered in respect of their outstanding classes of securities noted above. In addition to annual monitoring fees for the Company and TCPL and their rated securities, additional payments are made in respect of other services provided in connection with various rating advisory services.
The information concerning our credit ratings relates to our financing costs, liquidity and operations. The availability and cost of our funding options may be affected by certain factors, including the global capital markets environment and outlook as well as our financial performance. Our access to capital markets for required capital at competitive rates is influenced by our credit rating and rating outlook, as determined by credit rating agencies such as Moody's, S&P, Fitch and DBRS. If our ratings were downgraded, TC Energy's financing costs and future debt issuances could be unfavourably impacted. A description of the rating agencies' credit ratings listed in the table above is set out below.
MOODY’S
Moody's has different rating scales for short- and long-term obligations. Numerical modifiers 1, 2 and 3 are appended to each rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and a modifier 3 indicates a ranking in the lower end of that generic rating category. The Baa1 rating assigned to TCPL's senior unsecured debt is in the fourth highest of nine rating categories for long-term obligations. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk, and as such, may possess certain speculative characteristics. The Baa2 rating assigned to TCPL's junior subordinated notes and the Baa3 rating assigned to the TransCanada Trust subordinated trust notes, are in the fourth highest of nine rating categories for long-term obligations, with the junior subordinated notes ranking higher within the Baa rating category with a modifier of 2 as opposed to the modifier of 3 on the subordinated trust notes. The P-2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper programs is the second highest of four rating categories for short-term debt issuers. Issuers rated P-2 have a strong ability to repay short-term debt obligations. Outlooks may be assigned at the issuer level or at the rating level. A Moody’s rating outlook is an opinion regarding the likely rating direction over the medium term. A stable outlook indicates a low likelihood of a rating change over the medium term. A negative, positive or developing outlook indicates a higher likelihood of a
TC Energy Annual information form 2022 | 29

rating change over the medium term. Moody’s has assigned a negative outlook to the Company, meaning that there is a higher likelihood of a rating change over the medium term.
S&P
S&P has different rating scales for short- and long-term obligations and Canadian preferred shares. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt is in the fourth highest of 10 rating categories for long-term obligations. A BBB rating indicates the obligor's capacity to meet its financial commitment is adequate; however, the obligation is more subject to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The BBB- rating assigned to TCPL’s junior subordinated notes and to the TransCanada Trust subordinated trust notes, is in the fourth highest of 10 rating categories for long-term debt obligations and the P-2 (Low) rating assigned to TC Energy’s preferred shares is the second highest of eight rating categories for Canadian preferred shares. The BBB- and P-2 (Low) ratings assigned to TCPL's junior subordinated notes, the TransCanada Trust subordinated trust notes and TC Energy's preferred shares indicate these obligations exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. TCPL's and TCPL guaranteed U.S. commercial paper programs are each rated A-2 which is the second highest of six rating categories for short-term debt issuers. Short-term debt issuers rated A-2 have satisfactory capacity to meet their financial commitments, however they are somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category. S&P assigns outlooks to issuers and not to individual debt securities. An S&P outlook assesses the potential direction of a long-term credit rating over the intermediate term, which is generally up to two years for investment grade issuers. S&P has assigned a negative outlook to the Company, meaning that a rating may be lowered by S&P.
FITCH
Fitch has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The A- rating assigned to TCPL's senior unsecured debt is in the third highest of 11 rating categories for long-term obligations. An A rating indicates that expectations of default risk are low and that the capacity for payment of financial commitments is considered strong; however, this capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings. The BBB rating assigned to the TransCanada Trust subordinated trust notes and TC Energy’s preferred shares is in the fourth highest of 11 rating categories for long-term obligations. A BBB rating indicates that expectations of default risk are currently low and that the capacity for payment of financial commitments is considered adequate; however, adverse business or economic conditions are more likely to impair this capacity. The F2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper program is the second highest of seven rating categories for short-term debt issuers. Issuers rated F2 have good intrinsic capacity for timely payment of financial commitments. Ratings outlooks by Fitch indicate the direction a rating is likely to move over a one-to-two year period and reflect financial or other trends that have not yet reached or been sustained to the level that would cause a rating action, but which may do so if such trends continue.
30 | TC Energy Annual information form 2022

DBRS
DBRS has different rating scales for short- and long-term obligations and Canadian preferred shares. High or low grades are used to indicate the relative standing within all rating categories other than AAA and D and other than in respect of DBRS’ ratings of commercial paper and short-term debt, which utilize high, middle and low subcategories for its R-1 and R-2 rating categories. In respect of long-term debt and preferred share ratings, the absence of either a high or low designation indicates the rating is in the middle of the category. The A (low) rating assigned to TCPL's senior unsecured debt is in the third highest of 10 categories for long-term debt and indicates good credit quality. The capacity for the payment of financial obligations is substantial, but of lesser credit quality than that of higher rating categories. Long-term debt rated A may be vulnerable to future events but qualifying negative factors are considered manageable. The BBB rating assigned to TCPL's junior subordinated notes is in the fourth highest of the 10 categories for long-term debt and indicates adequate credit quality. The capacity for the payment of financial obligations is considered acceptable, but may be vulnerable to future events. The Pfd-2 (low) rating assigned to TC Energy's preferred shares is in the second highest of six rating categories for preferred shares. Preferred shares rated Pfd-2 are generally of good credit quality. Protection of dividends and principal is still substantial; however, earnings, the balance sheet and coverage ratios are not as strong as Pfd-1 rated companies. In general, Pfd-2 ratings correspond with companies whose long-term debt is rated in the A category. The R-1 (low) rating assigned to TCPL's Canadian commercial paper program is in the third highest of 10 rating categories for short-term debt issuers and indicates good credit quality. The capacity for payment of short-term financial obligations as they fall due is substantial, although the overall strength is not as favourable as higher rating categories. Short-term debt rated R-1 (low) may be vulnerable to future events, but qualifying negative factors are considered manageable. Rating trends provide guidance in respect of DBRS' opinion regarding the outlook for a credit rating. The rating trend indicates the direction in which DBRS considers the credit rating may move if present circumstances continue. In cases when a significant event occurs that directly impacts the credit quality of a particular entity or group of entities and there is uncertainty regarding the outcome, and DBRS is unable to provide an objective, forward-looking opinion in a timely fashion, then the credit ratings of the issuer are typically placed “Under Review” with the appropriate Implications designation of Positive, Negative or Developing.
TC Energy Annual information form 2022 | 31

Market for securities
TC Energy's common shares are listed on the TSX and the NYSE under the symbol TRP. The following table sets out our preferred shares listed on the TSX.

Type	Issue Date	Stock Symbol
Series 1 preferred shares	September 30, 2009	TRP.PR.A
Series 2 preferred shares	December 31, 2014	TRP.PR.F
Series 3 preferred shares	March 11, 2010	TRP.PR.B
Series 4 preferred shares	June 30, 2015	TRP.PR.H
Series 5 preferred shares	June 29, 2010	TRP.PR.C
Series 6 preferred shares	February 1, 2016	TRP.PR.I
Series 7 preferred shares	March 4, 2013	TRP.PR.D
Series 9 preferred shares	January 20, 2014	TRP.PR.E
Series 11 preferred shares	March 2, 2015	TRP.PR.G
The following tables set out the reported monthly high, low, and month end closing trading prices and monthly trading volumes of the common shares of TC Energy on the TSX and the NYSE, and the respective Series 1, 2, 3, 4, 5, 6, 7, 9, 11 and 15 preferred shares on the TSX, for the periods indicated:
COMMON SHARES

Month	TSX (TRP)				NYSE (TRP)
	High ($)	Low ($)	Close ($)	Volume traded	High (US$)	Low (US$)	Close (US$)	Volume traded
December 2022	$60.13	$53.36	$53.98	161,429,717	$44.82	$39.12	$39.86	54,296,019
November 2022	$66.19	$59.48	$59.60	81,735,884	$49.51	$43.13	$44.48	39,189,840
October 2022	$60.57	$54.60	$59.84	113,963,672	$44.84	$39.11	$43.92	41,669,495
September 2022	$64.39	$55.60	$55.64	156,451,228	$49.57	$40.26	$40.29	41,880,217
August 2022	$68.08	$62.18	$63.29	72,071,828	$53.00	$48.16	$48.20	45,143,524
July 2022	$71.44	$64.30	$68.27	92,121,859	$55.50	$48.79	$53.32	31,236,366
June 2022	$74.44	$63.88	$66.68	136,278,839	$59.38	$48.91	$51.81	40,207,893
May 2022	$74.24	$67.59	$73.21	59,558,112	$58.36	$52.36	$57.84	36,261,542
April 2022	$74.39	$67.69	$67.95	114,240,625	$59.06	$52.67	$52.90	30,440,478
March 2022	$73.17	$67.54	$70.51	159,706,278	$58.31	$52.66	$56.42	44,343,281
February 2022	$68.11	$64.12	$68.10	65,362,746	$53.73	$50.38	$53.71	38,893,702
January 2022	$66.05	$59.26	$65.64	95,894,814	$52.01	$46.44	$51.65	43,219,516
TC Energy Corporate ATM program
In December 2020, we established a new ATM program that allowed us to issue common shares from treasury having an aggregate gross sales price of up to $1.0 billion, or the U.S. dollar equivalent, to the public from time to time, at our discretion, at the prevailing market price when sold through the TSX, the NYSE, or any other applicable existing trading market for TC Energy common shares in Canada or the U.S. While not a component of our base funding plan, the ATM program, which was effective for a 25-month period, provided additional financial flexibility in support of our consolidated credit metrics and capital program. The ATM program was not activated and in January 2023, the ATM program expired with no common shares issued under this program thereunder. Further information about our ATM program can be found in the Financial Condition - TC Energy Corporate ATM program section of the MD&A, which section of the MD&A is incorporated by reference herein.
32 | TC Energy Annual information form 2022

PREFERRED SHARES

Month	Series 1	Series 2	Series 3	Series 4	Series 5	Series 6	Series 7	Series 9	Series 11	Series 15[1]
December 2022
High	$14.50	$15.89	$11.50	$14.00	$13.03	$15.95	$16.50	$15.92	$17.48	—
Low	$13.40	$14.46	$10.65	$12.57	$11.07	$14.00	$15.11	$14.60	$16.13	—
Close	$13.61	$14.80	$11.05	$13.24	$11.41	$14.21	$15.34	$15.00	$16.13	—
Volume Traded	383,149	82,841	129,766	35,324	99,653	34,448	440,544	272,396	194,084	—
November 2022
High	$14.77	$16.45	$12.17	$14.90	$12.89	$15.95	$16.50	$19.40	$17.52	—
Low	$14.04	$15.63	$10.80	$13.61	$11.65	$14.67	$15.52	$14.20	$16.16	—
Close	$14.38	$15.75	$11.35	$13.61	$12.41	$15.11	$16.20	$15.75	$16.96	—
Volume Traded	530,810	75,155	509,684	62,666	186,928	15,322	648,748	264,758	92,231	—
October 2022
High	$15.40	$16.54	$12.01	$14.90	$12.47	$15.95	$16.79	$16.55	$18.70	—
Low	14.04	$15.36	$10.80	$13.60	$11.70	$14.50	$15.48	$15.16	$16.91	—
Close	$14.68	$15.95	$11.15	$14.02	$12.05	$15.15	$16.19	$15.99	$17.36	—
Volume Traded	205,472	77,128	1,043,786	25,360	161,155	24,757	305,542	179,795	59,125	—
September 2022
High	$16.52	$17.77	$13.05	$15.00	$13.70	$15.95	$18.25	$17.83	$20.43	—
Low	$14.48	$15.73	$11.80	$13.81	$12.37	$14.90	$16.30	$16.20	$18.50	—
Close	$14.86	$16.00	$11.90	$14.41	$12.42	$14.90	$16.50	$16.30	$18.53	—
Volume Traded	207,895	41,126	52,932	53,712	86,185	8,500	101,858	151,442	63,423	—
August 2022
High	$16.54	$17.00	$14.15	$14.88	$14.47	$16.60	$18.48	$18.18	$20.32	—
Low	$15.35	$16.33	$12.40	$13.80	$12.95	$14.60	$17.19	$16.90	$19.00	—
Close	$16.17	$16.90	$12.93	$14.64	$13.66	$15.80	$18.20	$17.79	$19.88	—
Volume Traded	285,154	55,867	86,547	23,420	68,714	17,700	204,528	99,235	56,441	—
July 2022
High	$16.50	$16.85	$13.55	$14.88	$13.57	$15.50	$19.00	$19.50	$20.50	—
Low	$14.64	$15.52	$11.77	$13.15	$12.23	$14.00	$16.50	$16.05	$17.90	—
Close	$15.37	$16.38	$12.36	$13.76	$12.95	$14.75	$17.47	$16.98	$18.71	—
Volume Traded	187,027	54,075	82,644	28,968	108,548	9,267	156,120	77,294	56,388	—
June 2022
High	$18.21	$17.56	$14.41	$15.00	$14.95	$17.50	$20.92	$20.77	$22.82	—
Low	$15.65	$16.00	$12.60	$13.25	$13.25	$14.71	$18.37	$18.08	$20.25	—
Close	$16.05	$16.70	$12.77	$14.52	$13.51	$15.11	$18.61	$18.19	$20.35	—
Volume Traded	156,275	148,825	200,041	35,685	199,900	10,998	142,855	95,831	156,406	—
May 2022
High	$17.75	$17.45	$13.75	$14.52	$14.84	$16.00	$20.35	$20.20	$22.10	$25.28
Low	$15.97	$16.23	$12.52	$13.45	$13.08	$14.60	$18.08	$18.05	$20.01	$24.97
Close	$17.58	$17.45	$13.75	$14.45	$14.84	$15.45	$20.29	$20.15	$22.10	$25.00
Volume Traded	158,954	42,973	296,458	19,559	571,442	23,961	168,866	317,773	59,184	593,496
April 2022
High	$18.10	$17.91	$13.90	$15.50	$15.15	$16.00	$21.34	$20.80	$23.07	$25.25
Low	$16.19	$15.96	$12.69	$14.00	$13.61	$14.26	$17.76	$17.52	$20.06	$25.22
Close	$17.37	$16.82	$13.29	$14.15	$14.32	$15.25	$18.76	$19.12	$20.76	$25.24
Volume Traded	216,420	174,180	242,464	42,222	124,215	20,825	301,117	194,334	132,898	1,716,543
March 2022
High	$18.39	$18.11	$13.91	$15.15	$15.32	$16.00	$20.76	$20.60	$23.50	$25.29
Low	$17.24	$16.78	$12.95	$13.30	$14.27	$14.50	$19.40	$19.17	$21.89	$25.02
Close	$18.05	$17.97	$13.85	$14.46	$15.12	$15.98	$20.70	$20.47	$22.83	$25.29
Volume Traded	519,906	64,032	486,986	90,750	145,520	26,314	468,137	290,661	133,083	1,124,918
February 2022
High	$19.76	$19.00	$14.72	$15.45	$16.80	$16.80	$21.80	$22.02	$24.37	$25.20
Low	$18.10	$17.65	$13.30	$13.82	$14.98	$15.25	$20.40	$20.28	$23.27	$25.02
Close	$18.10	$17.65	$13.75	$13.88	$14.99	$15.50	$20.40	$20.28	$23.79	$25.06
Volume Traded	248,331	64,267	177,481	97,650	166,192	8,447	267,882	96,231	73,554	411,889
January 2022
High	$19.72	$18.50	$14.99	$15.15	$17.14	$16.84	$21.97	$21.80	$24.61	$25.59
Low	$18.70	$17.41	$14.02	$13.25	$15.70	$14.95	$21.20	$21.09	$23.90	$25.15
Close	$19.39	$18.32	$14.63	$15.05	$16.52	$16.13	$21.52	$21.41	$24.20	$25.16
Volume Traded	268,506	103,102	226,295	63,900	204,873	11,594	296,205	132,063	62,719	307,535

1 TC Energy's cumulative redeemable first preferred shares, Series 15, were listed on the TSX under the symbol TRP.PR.K until their redemption on May 31, 2022.
TC Energy Annual information form 2022 | 33

Directors and officers
As of February 13, 2023, the directors and executive officers of TC Energy as a group beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of 339,077 common shares, constituting 0.03 per cent of the common shares of TC Energy. The Company collects this information from our directors and executive officers but otherwise we have no direct knowledge of individual holdings of TC Energy's securities.
DIRECTORS
The following table sets forth the names of the directors who serve on the Board as of February 13, 2023, together with their jurisdictions of residence, all positions and offices held by them with TC Energy, unless otherwise stated, their principal occupations or employment during the past five years and the year from which each director has continually served as a director of TC Energy. Positions and offices held with TC Energy are also held by such person at TCPL. Each director holds office until the next annual meeting or until his or her successor is earlier elected or appointed.

Name and place of residence	Principal occupation during the five preceding years	Director since
Cheryl F. Campbell Monument, Colorado U.S.A.	Corporate director. Director, Pacific Gas & Electric Corporation (PGE) (utilities) since April 2019, Summit Utilities (natural gas distribution) since September 2020, JANA Corporation (JANA) (engineering) since January 2020 and National Underground Group (infrastructure service provider) since March 2018. Senior Vice-President, Gas, Xcel Energy, Inc. (Xcel) (utility supplier) from September 2004 to June 2018.	2022
Michael R. Culbert Calgary, Alberta Canada	Corporate director. Director, Komfort IQ (Canada) Inc. (technology) since June 2022 and Precision Drilling Corporation (Precision) (oil and gas services) since December 2017. Director, Reserve Royalty Income Trust (private oil and gas royalty trust) from May 2017 to June 2021. Director, Enerplus Corporation (Enerplus) (oil and gas, exploration and production) from March 2014 to August 2020. Vice-Chair (Non-Executive) and Director, PETRONAS Canada Ltd. (PETRONAS) (oil and natural gas) from November 2016 to March 2020. Director and President, Pacific NorthWest LNG LP (PNW LNG LP) (liquified natural gas liquefaction and export facilities) from June 2012 to May 2017.	2020
William D. Johnson Knoxville, Tennessee U.S.A.	Corporate director. President and CEO, PGE (utilities) from May 2019 to June 2020. President and CEO, Tennessee Valley Authority (Tennessee Valley) (electricity) from January 2013 to May 2019.	2021
Susan C. Jones Calgary, Alberta Canada	Corporate director. Director, Canadian National Railway Limited (freight railway) since May 2022, Piedmont Lithium Inc. (Piedmont) (emerging lithium company) since June 2021 and ARC Resources Ltd. (ARC) (previously Seven Generations Energy Ltd.) (oil and gas, exploration and production) since May 2020. Director, Gibson Energy Inc. (Gibson) (mid-stream oil-focused infrastructure company) from December 2018 to February 2020. Director, Canpotex Limited (Canpotex) (Canadian exporter of potash) from June 2018 to December 2019 (Chair of the Board from June 2019 to December 2019). Executive Vice-President and CEO of the Potash Business Unit, Nutrien Ltd. (Nutrien) (largest global underground soft-rock miner) from June 2018 to September 2019. Executive Advisor to the CEO, Nutrien, from October 2019 to December 2019. Executive Vice-President and CEO, Potash Unit, Nutrien, from June 2018 to September 2019. Executive Vice-President and President, Phosphate Unit, Nutrien, from January 2018 to May 2018. Chief Legal Officer, Agrium Inc. (agriculture) from March 2015 to December 2017.	2020
John E. Lowe Houston, Texas U.S.A.	Corporate director. Director, Phillips 66 Company (energy infrastructure) since May 2012. Non-executive Chair of the Board, Apache Corporation (Apache) (oil and gas) from May 2015 to September 2022. Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC (energy investment and merchant banking) from September 2012 to August 2021.	2015
David MacNaughton Toronto, Ontario Canada	President, Palantir Canada (data integration and analytics software) since September 2019. Canada's Ambassador to the United States from March 2016 to August 2019.	2020
34 | TC Energy Annual information form 2022

Name and place of residence	Principal occupation during the five preceding years	Director since
François L. Poirier Calgary, Alberta Canada[1]
President and CEO since January 2021. Chief Operating Officer (COO) and President, Power and Storage from September 2020 to December 2020. COO and President, Power and Storage and Mexico from January 2020 to September 2020. Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico from May 2019 to January 2020. Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy from January 2019 to May 2019. Executive Vice-President, Strategy and Corporate Development from February 2017 to December 2018.
		2021
Una Power Vancouver, British Columbia Canada	Corporate director. Director, Teck Resources Limited (Teck) (diversified mining) since April 2017 and The Bank of Nova Scotia (Scotiabank) (chartered bank) since April 2016. Director, Kinross Gold Corporation (gold producer) from April 2013 to May 2019.	2019
Mary Pat Salomone Naples, Florida U.S.A.	Corporate director. Director, Intertape Polymer Group (manufacturing) from November 2015 to June 2022. Director, Herc Rentals (equipment rental) from July 2016 to December 2021.	2013
Indira Samarasekera Vancouver, British Columbia Canada	Senior Advisor, Bennett Jones LLP (law firm) since September 2015. Director, Intact Financial Corporation (property and casualty insurance) since May 2021, Stelco Holdings Inc. (manufacturing) since May 2018 and Magna International Inc. (automotive manufacturing) since May 2014. Member, selection panel for Canada's outstanding CEO since 2013. Director, Scotiabank (chartered bank) from May 2008 to April 2021.	2016
Siim A. Vanaselja Toronto, Ontario Canada	Corporate director. Chair of the Board, TC Energy since May 2017. Director, Power Corporation (financial services) since May 2020, Power Financial Corporation (financial services) since May 2018, RioCan Real Estate Investment Trust (real estate) since May 2017 and Great-West Lifeco Inc. (financial services) since May 2014. Director, Maple Leaf Sports and Entertainment Ltd. (sports, property management) from August 2012 to June 2017.	2014
Thierry Vandal Mamaroneck, New York U.S.A.	President, Axium Infrastructure U.S., Inc. (Axium U.S.) (independent infrastructure fund management firm) and Director, Axium Infrastructure Inc. (Axium) since 2015. Director, Royal Bank of Canada (RBC) (chartered bank) since 2015.	2017
Dheeraj "D" Verma Houston, Texas U.S.A.	Senior Advisor, Quantum Energy Partners (Quantum) (private equity firm) since November 2021. President, Quantum Energy Partners from November 2016 to November 2021. Director, Jagged Peak Energy Inc. (oil and gas) from January 2017 to January 2020.	2022
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
As of the date hereof, except as indicated below, no other director or executive officer of the Company is or was a director or officer of another company in the past 10 years that:
•was the subject of a cease trade or similar order, or an order denying that company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.
•was involved in an event that resulted in the company being subject to one of the above orders after the director or executive officer no longer held that role with the company, which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.
•while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.
In January 2019, PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code as a result of claims arising from fires caused by PGE’s electrical equipment. Following discussions initiated by the PGE board of directors, Mr. Johnson agreed to serve as President and CEO throughout PGE’s bankruptcy process, beginning May 2, 2019, with the understanding that upon PGE’s emergence from bankruptcy he would resign from PGE. On July 1, 2020, PGE emerged from Chapter 11 bankruptcy, upon completing a restructuring process that was confirmed by the United States Bankruptcy Court on June 20, 2020. Mr. Johnson resigned as President and CEO of PGE on June 30, 2020.
Ms. Campbell joined the board of directors of PGE in April 2019, after PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in January 2019 and prior to its emergence from Chapter 11 bankruptcy in July 2020. Ms. Campbell continues to be a director of PGE.
1 As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
TC Energy Annual information form 2022 | 35

No director or executive officer of the Company has within the past 10 years:
•become bankrupt
•made a proposal under any legislation relating to bankruptcy or insolvency
•become subject to or launched any proceedings, arrangement or compromise with any creditors, or
•had a receiver, receiver manager or trustee appointed to hold any of their assets.
No director or executive officer of the Company has been subject to:
•any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or
•any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
BOARD COMMITTEES
TC Energy has four committees of the Board: the Audit Committee, the Governance Committee, the Health, Safety, Sustainability and Environment Committee and the Human Resources Committee. As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
The voting members of each of these committees, as of February 13, 2023, are identified below. Information about the Audit Committee can be found in this AIF under the heading Audit Committee.

Director	Audit Committee	Governance Committee	Health, Safety, Sustainability and Environment Committee	Human Resources Committee
Cheryl F. Campbell	✓		✓
Michael R. Culbert	✓		✓
William D. Johnson	✓			✓
Susan C. Jones	✓			✓
John E. Lowe		Chair	✓
David MacNaughton		✓	✓
Una Power	Chair		✓
Mary Pat Salomone		✓	Chair
Indira Samarasekera		✓		✓
Siim A. Vanaselja (Chair)		✓		✓
Thierry Vandal	✓			Chair
Dheeraj "D" Verma	✓			✓
36 | TC Energy Annual information form 2022

OFFICERS
With the exception of Stanley G. Chapman, III, Corey N. Hessen and Patrick C. Muttart, all of the executive officers and corporate officers of TC Energy reside in Alberta, Canada. Positions and offices held with TC Energy are also held by such person at TCPL. As of the date hereof, the officers of TC Energy, their present positions within TC Energy, unless otherwise stated, and their principal occupations during the five preceding years are as follows:
Executive officers

Name	Present position held	Principal occupation during the five preceding years
François L. Poirier	President and Chief Executive Officer
Prior to January 2021, COO and President, Power and Storage. Prior to September 2020, COO and President, Power and Storage and Mexico. Prior to January 2020, Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico. Prior to May 2019, Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy. Prior to January 2019, Executive Vice-President, Strategy and Corporate Development.

Stanley G. Chapman, III Texas, U.S.A.	Executive Vice-President and Group Executive, U.S. and Mexico Natural Gas Pipelines
Prior to September 2022, Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines. Prior to September 2020, Executive Vice-President and President, U.S. Natural Gas Pipelines. Prior to April 2017, Senior Vice-President and General Manager, U.S. Natural Gas Pipelines (Natural Gas Pipelines Division).

Dawn E. de Lima	Executive Vice-President, Corporate Services	Prior to December 2020, Chief Shared Services Officer, TransAlta Corporation (TransAlta) (electricity service provider). Prior to February 2019, Chief Officer, Business and Operational Services, TransAlta. Prior to July 2018, Chief Administrative Officer, TransAlta.
Corey N. Hessen Maryland, U.S.A.	Executive Vice-President and President, Power & Energy Solutions
Prior to July 2022, Executive Vice-President and President, Power, Storage and Origination. Prior to January 2022, Senior Vice-President and President, Power and Storage. Prior to January 2021, Senior Vice-President, Power & Storage (Power and Storage Division). Prior to September 2020, Senior Vice-President, Fuels, Exelon Corporation (utilities).

Joel E. Hunter	Executive Vice-President and Chief Financial Officer	Prior to August 2021, Senior Vice-President, Capital Markets. Prior to December 2017, Vice-President, Finance and Treasurer.
Patrick M. Keys	Executive Vice-President and General Counsel
Prior to September 2021, Executive Vice-President, Stakeholder Relations and General Counsel. Prior to May 2019, Senior Vice-President, Legal (Corporate Services Division). Prior to February 2019, Vice-President, Commercial West (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Vice-President, Commercial West (Natural Gas Pipelines Division).

Jawad A. Masud	Senior Vice-President, Technical Centre	Prior to January 2022, Senior Vice-President, Operations and Project Execution (Natural Gas Pipelines Division (Canada)). Prior to April 2020, Vice-President, Commercial Services, Optimization & Design (Natural Gas Pipelines Division (Canada)). Prior to February 2018, Director, Commercial West Markets, Industry Collaboration and Rates.
Patrick C. Muttart Texas, U.S.A.	Senior Vice-President, External Relations	Prior to December 2022, Senior Vice-President, Stakeholder Relations. Prior to September 2021, Director External Affairs, PMI Global Services (tobacco manufacturing).
Bevin M. Wirzba	Executive Vice-President, Strategy and Corporate Development and Group Executive, Canadian Natural Gas and Liquids Pipelines
Prior to January 2022, Executive Vice-President, Strategy and Corporate Development and President, Liquids Pipelines. Prior to June 2021, Executive Vice-President and President, Liquids Pipelines. Prior to August 2020, Senior Vice-President, Liquids Pipelines. Prior to January 2020, Senior Vice-President, Liquids Operations and Commercial (Liquids Pipelines Division). Prior to July 2019, Senior Vice-President, Business Development and Capital Markets, ARC.

TC Energy Annual information form 2022 | 37

Corporate officers

Name	Present position held	Principal occupation during the five preceding years
Gloria L. Hartl	Vice-President, Risk Management	Prior to February 2019, Director, Corporate Planning.
Dennis P. Hebert	Vice-President, Taxation	Vice-President, Taxation.
Jonathan E. Wrathall	Vice-President, Finance and Evaluations	Prior to July 2021, Director, Capital Markets. Prior to December 2020, Director, Corporate Planning. Prior to March 2019, Senior Manager, Capital Markets.
Nancy A. Johnson	Vice-President and Treasurer
Prior to January 2020, Vice-President, Strategy, Regulatory and Business Planning (Natural Gas Pipelines Division (Canada)). Prior to February 2019, Vice-President, Risk Management. Prior to June 2018, Director, Financial Reporting and Corporate Accounting.

Christine R. Johnston	Vice-President, Law and Corporate Secretary	Vice-President, Law and Corporate Secretary.
G. Glenn Menuz	Vice-President and Controller	Vice-President and Controller.
CONFLICTS OF INTEREST
Directors and officers of TC Energy and its subsidiaries are required to disclose any existing or potential conflicts in accordance with TC Energy's policies governing directors and officers and in accordance with the CBCA.
COBE covers potential conflicts of interest and requires that all employees, officers, directors and contract workers of TC Energy avoid situations that may result in a potential conflict.
In the event an employee, officer, director or contract worker finds themselves in a potential conflict situation, COBE stipulates that:
•the conflict should be reported; and
•the person should refrain from participation in any decision or action where there is a real or perceived conflict.
COBE also notes that employees and officers of TC Energy may not engage in outside business activities that are in conflict with or detrimental to the interests of TC Energy. The CEO and the executive leadership team must receive consent from the Chair of the Governance Committee for all outside business activities.
Under COBE, directors must also declare any material interest that they may have in a material contract or transaction and recuse himself or herself from related deliberations and approvals.
In addition to COBE, the directors and corporate officers of TC Energy are required to disclose any related parties and related party transactions in their annual directors and officers questionnaires. These questionnaires assist TC Energy in identifying and monitoring material related party transactions.
The Governance Committee reviews and approves any material related party transactions prior to the transaction occurring, and maintains oversight over material related party transactions following such approval.
There were no material conflicts of interests or related party transactions reported by the Board, CEO or the corporate officers, including the executive leadership team, in 2022.
38 | TC Energy Annual information form 2022

Serving on other boards
The Board believes that it is important for it to be composed of qualified and knowledgeable directors. As a result, due to the specialized nature of the energy infrastructure business, some of the directors are associated with or sit on the boards of companies that ship natural gas or liquids through our pipeline systems. Transmission services on most of TC Energy’s pipeline systems in Canada and the U.S. are subject to regulation and, accordingly, we generally cannot deny transportation services to a creditworthy shipper. The Governance Committee monitors relationships among directors to ensure that business associations do not affect the Board’s performance.
The Board considers whether directors serving on the boards of, or acting as officers or in another similar capacity, for other entities including public and private companies, Crown corporations and other state-owned entities, and non-profit organizations pose any potential conflict. The Board reviews these relationships annually to determine that they do not interfere with any of our director’s ability to act in our best interests. If a director declares a material interest in any material contract or material transaction being considered at a meeting, the director is not present during the discussion and does not vote on the matter.
COBE requires employees to receive consent before accepting a directorship with an entity that is not an affiliate. The CEO and executive vice-presidents must receive the consent of the Chair of the Governance Committee. All other employees must receive the consent of the Corporate Secretary or their delegate.
Affiliates
The Board oversees relationships between TC Energy and any affiliates to avoid any potential conflicts of interest.
Corporate governance
Our Board and management are committed to the highest standards of ethical conduct and corporate governance.
TC Energy is a public company listed on the TSX and the NYSE, and we recognize and respect rules and regulations in both Canada and the U.S.
Our corporate governance practices comply with the Canadian governance guidelines, which include the governance rules of the CBCA, TSX and Canadian Securities Administrators, including:
•National Instrument 52-110, Audit Committees
•National Policy 58-201, Corporate Governance Guidelines, and
•National Instrument 58-101, Disclosure of Corporate Governance Practices.
We also comply with the governance listing standards of the NYSE and the governance rules of the SEC that apply, in each case, to foreign private issuers.
Our governance practices comply with the NYSE standards for U.S. companies in all significant respects. As a non-U.S. company, we are not required to comply with most of the governance listing standards of the NYSE. As a foreign private issuer, however, we must disclose how our governance practices differ from those followed by U.S. companies that are subject to the NYSE standards. Our corporate governance practices do not significantly differ from those required to be followed by U.S. domestic issuers under the NYSE's listing standards. A summary of our governance practices compared to U.S. standards can be found on our website (www.tcenergy.com).
We benchmark our policies and procedures against major North American companies to assess our standards and we adopt best practices as appropriate. Some of our best practices are derived from the NYSE rules and comply with applicable rules adopted by the SEC to meet the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
TC Energy Annual information form 2022 | 39

Audit Committee
The Audit Committee is responsible for assisting the Board in overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements. It is also responsible for overseeing and monitoring the accounting and reporting process and the process, performance and independence of our internal and external auditors. The charter of the Audit Committee can be found in Schedule B of this AIF.
RELEVANT EDUCATION AND EXPERIENCE OF MEMBERS
The members of the Audit Committee as of February 13, 2023 are Una Power (Chair), Cheryl F. Campbell, Michael R. Culbert, William D. Johnson, Susan C. Jones, Thierry Vandal and Dheeraj "D" Verma.
The Board believes that the composition of the Audit Committee reflects a high level of financial literacy and expertise. Each member of the Audit Committee has been determined by the Board to be independent and financially literate within the meaning of the definitions under Canadian and U.S. securities laws and the NYSE rules. In addition, the Board has determined that Ms. Power and Mr. Vandal are Audit Committee Financial Experts as that term is defined under U.S. securities laws. The Board has made these determinations based on the education and breadth and depth of experience of each member of the Audit Committee. The following is a description of the education and experience, apart from their respective roles as directors of TC Energy, of each member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.
Una Power (Chair)
Ms. Power earned a Bachelor of Commerce (Honours) degree from Memorial University and holds Chartered Professional Accountant, Chartered Accountant and Chartered Financial Analyst designations. She serves on the board of directors for Teck where she currently serves as audit committee Chair and also serves on the board of directors for Scotiabank, where she previously served as a member and Chair of its audit committee. Ms. Power was previously the Chief Financial Officer of Nexen Energy ULC, a former publicly traded oil and gas company that is now a wholly-owned subsidiary of CNOOC Limited, where she held various executive positions with responsibility for financial and risk management, strategic planning, budgeting, business development, energy marketing and trading, information technology and capital investment.
Cheryl F. Campbell
Ms. Campbell holds a Master of Science degree in finance, with a minor in management, from the University of Colorado, Denver, as well as Bachelor of Science degrees in chemical engineering and business from the University of Colorado, Boulder. She currently serves on the board of directors of PGE, where she is Chair of the Safety & Nuclear Oversight Committee as well as a member of the Sustainability & Governance Committee. She also serves on the boards and is a member of the Audit Committees of Summit Utilities and National Underground Group, as well as serving on the board of JANA. She previously served, for 13 years, as a Senior Vice President, Gas, with Xcel.
Michael R. Culbert
Mr. Culbert holds a Bachelor of Science degree in Business Administration from Emmanuel College in Boston, Massachusetts. He currently serves on the board of directors of Precision, and is a member of its audit committee. He previously served as a director of Enerplus and Reserve Royalty Income Trust, and as a director and Vice-Chair of PETRONAS, where he also served as a member of each of their audit committees. Mr. Culbert was also a director and President of PNW LNG LP and former co-founder, director, President and CEO of Progress Energy Ltd.
William D. Johnson
Mr. Johnson holds a Juris Doctor degree (high honors) from the University of North Carolina School of Law and a Bachelor of Arts degree (history, summa cum laude) from Duke University in North Carolina. He recently served as President and CEO of PGE. Mr. Johnson also served as President and CEO of Tennessee Valley, as well as serving as Chairman, President and CEO of Progress Energy, Inc.
40 | TC Energy Annual information form 2022

Susan C. Jones
Ms. Jones earned a Bachelor of Arts degree in Political Science and Hispanic Studies from the University of Victoria. She also holds a Bachelor of Laws degree from the University of Ottawa. She earned a Leadership Diploma from the University of Oxford and holds a Director Certificate from Harvard University. Ms. Jones serves as a director of ARC and was a member of the audit and finance committee of Seven Generations Energy Ltd. prior to its merger with ARC. She also serves as a director of Piedmont. She previously served on the boards and as a member of the audit committees of Gibson and Canpotex, where she also served as Chair of the board. Ms. Jones held an executive leadership role at Nutrien for 15 years, most recently as Executive Vice-President and CEO of the Potash Business Unit.
Thierry Vandal
Mr. Vandal earned a Bachelor of Engineering degree from École Polytechnique de Montréal and a Master of Business Administration in Finance from the École des Hautes Etudes Commerciale Montréal. He is the President of Axium U.S. and serves on the board of directors for Axium. He also serves on the board of directors for RBC where he was previously designated as RBC’s audit committee’s financial expert. Mr. Vandal previously served on the audit committee for Veresen Inc. and has over 10 years’ experience of serving with Hydro-Québec where he also held the position of President and CEO.
Dheeraj "D" Verma
Mr. Verma earned a Bachelor of Arts/Bachelor of Science in Mathematics and Finance from Ithaca College and a Master in International Management from Thunderbird School of Global Management. Mr. Verma serves as a Senior Advisor to Quantum, previously serving as President, and was on the Executive and Investment Committees of the firm during his tenure. Prior to joining Quantum, Mr. Verma was a senior member of JPMorgan Chase & Co.'s Mergers and Acquisitions group for seven years.
PRE-APPROVAL POLICIES AND PROCEDURES
TC Energy's Audit Committee maintains a pre-approval policy with respect to permitted non-audit services and audit services. For non-audit service engagements of up to $250,000, approval of the Audit Committee Chair is required, and the Audit Committee is to be informed of the engagement at the next scheduled Audit Committee meeting. For all non-audit service engagements of $250,000 or more, pre-approval of the Audit Committee is required.
To date, all non-audit services have been pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
EXTERNAL AUDITOR SERVICE FEES
The table below shows the services KPMG LLP provided during the last two fiscal years and the fees they invoiced us:

($ millions)	2022	2021

Audit fees	13.4	12.3
•audit of the annual consolidated financial statements
•services related to statutory and regulatory filings or engagements
•review of interim consolidated financial statements and information contained in various prospectuses and other securities offering documents
Audit-related fees	0.4	0.2
•services related to the audit of the financial statements of TC Energy pipeline abandonment trusts and certain post-retirement plans
•French translation services
•ESG assurance services
Tax fees	0.8	0.9
•Canadian and international tax planning and tax compliance matters, including the review of income tax returns and other tax filings
All other fees	0.1	0.1
•ESG advisory services
Total fees	14.7	13.5
TC Energy Annual information form 2022 | 41

Legal proceedings and regulatory actions
Legal proceedings, arbitrations and actions are part of doing business. While we cannot predict the final outcomes of proceedings and actions with certainty, management does not expect any current or potential proceeding or action to have a material impact on our consolidated financial position or results of operations.
Transfer agent and registrar
TC Energy's transfer agent and registrar is Computershare Investor Services, Inc. with its Canadian transfer facilities in the cities of Vancouver, Calgary, Toronto, Halifax and Montréal.
Material contracts
TC Energy did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2022, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2022 which are still in effect as at the date of this AIF.
Interest of experts
KPMG LLP are the auditors of TC Energy and have confirmed with respect to TC Energy that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to TC Energy under all relevant U.S. professional and regulatory standards.
Additional information
1.Additional information in relation to TC Energy may be found under TC Energy's profile on SEDAR (www.sedar.com).
2.Additional information including directors' and officers' remuneration and indebtedness, principal holders of TC Energy's securities and securities authorized for issuance under equity compensation plans (all where applicable), is contained in TC Energy's Management Information Circular for its most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from the Corporate Secretary of TC Energy.
3.Additional financial information is provided in TC Energy's audited consolidated financial statements and MD&A for its most recently completed financial year.
42 | TC Energy Annual information form 2022

Glossary

Units of measure
Bbl/d	Barrel(s) per day
Bcf	Billion cubic feet
hp	horsepower
km	Kilometres
MMcf/d	Million cubic feet per day
MW	Megawatt(s)
MWh	Megawatt hours
TJ/d	Terajoules per day

General terms and terms related to our operations
ATM	An at-the-market program allowing us to issue common shares from treasury at the prevailing market price
B.C.	British Columbia
bitumen	A thick, heavy oil that must be diluted to flow (also see: diluent). One of the components of the oil sands, along with sand, water and clay
diluent	A thinning agent made up of organic compounds. Used to dilute bitumen so it can be transported through pipelines
DRP	Dividend Reinvestment and Share Purchase Plan
ESG	Environmental, social and governance
force majeure	Unforeseeable circumstances that prevent a party to a contract from fulfilling it
GHG	Greenhouse gas
investment base	Includes rate base as well as assets under construction
LNG	Liquefied natural gas
MCR	major component replacement
rate base	Average assets in service, working capital and deferred amounts used in setting of regulated rates
WCSB	Western Canada Sedimentary Basin
Year End	Year ended December 31, 2021

Accounting terms
GAAP	U.S. generally accepted accounting principles
ROE	Return on common equity

Government and regulatory bodies terms
AER	Alberta Energy Regulator
BCEAO	Environmental Assessment Office (British Columbia)
CBCA	Canada Business Corporations Act
CER	Canada Energy Regulator (formerly the National Energy Board (Canada))
CFE	Comisión Federal de Electricidad (Mexico)
CRE	Comisión Reguladora de Energía (Mexico)
DOS	U.S. Department of State
FERC	Federal Energy Regulatory Commission (U.S.)
IESO	Independent Electricity System Operator
NEB	National Energy Board (Canada)
NYSE	New York Stock Exchange
OGC	Oil and Gas Commission (British Columbia)
PHMSA	Pipeline and Hazardous Materials Safety and Administration
SEC	U.S. Securities and Exchange Commission
TSX	Toronto Stock Exchange

TC Energy Annual information form 2022 | 43

Schedule A
METRIC CONVERSION TABLE
The conversion factors set out below are approximate factors. To convert from Metric to Imperial multiply by the factor indicated. To convert from Imperial to Metric divide by the factor indicated.

Metric	Imperial	Factor
Kilometres	Miles	0.62
Millimetres	Inches	0.04
Gigajoules	Million British thermal units	0.95
Cubic metres*	Cubic feet	35.3
Kilopascals	Pounds per square inch	0.15
Degrees Celsius	Degrees Fahrenheit	to convert to Fahrenheit multiply by 1.8, then add 32 degrees; to convert to Celsius subtract 32 degrees, then divide by 1.8
*The conversion is based on natural gas at a base pressure of 101.325 kilopascals and at a base temperature of 15 degrees Celsius.
44 | TC Energy Annual information form 2022

Schedule B
CHARTER OF THE AUDIT COMMITTEE
1.    PURPOSE
The Audit Committee shall assist the Board of Directors (the Board) in overseeing and monitoring, among other things, the:
•Company’s financial accounting and reporting process;
•integrity of the financial statements;
•Company’s internal control over financial reporting;
•external financial audit process;
•compliance by the Company with legal and regulatory requirements; and
•independence and performance of the Company’s internal and external auditor.
To fulfill its purpose, the Audit Committee has been delegated certain authorities by the Board that it may exercise on behalf of the Board.
2.    ROLES AND RESPONSIBILITIES
I.    Appointment of the Company’s External Auditor
Subject to confirmation by the external auditor of their compliance with Canadian and U.S. regulatory registration requirements, the Audit Committee shall recommend to the Board the appointment of the external auditor, such appointment to be confirmed by the Company’s shareholders at each annual meeting. The Audit Committee shall also recommend to the Board the compensation to be paid to the external auditor for audit services. The Audit Committee shall also be directly responsible for the oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Audit Committee.
The Audit Committee shall review and approve the audit plan of the external auditor. The Audit Committee shall also receive periodic reports from the external auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non‑audit services is compatible with maintaining the auditor’s independence and take appropriate action to satisfy itself of the independence of the external auditor. In addition, to further satisfy itself of audit quality and the independence of the external auditor, the Audit Committee shall undertake a Periodic Comprehensive Review of the External Auditor at least once every five years.
II.    Oversight in Respect of Financial Disclosure
The Audit Committee shall, to the extent it deems it necessary or appropriate:
(a)    review, discuss with management and the external auditor and recommend to the Board for approval, the Company’s audited annual consolidated financial statements, annual information form, management’s discussion and analysis (MD&A), all financial information in prospectuses and other offering memoranda, financial statements required by securities regulators, all prospectuses and all documents which may be incorporated by reference into a prospectus, including, without limitation, the annual management information circular, but excluding any pricing or prospectus supplement relating to the issuance of debt securities of the Company;
(b)    review, discuss with management and the external auditor and approve, the release to the public of the Company’s interim reports, including the consolidated financial statements, MD&A and news releases on quarterly financial results;
(c)    review and discuss with management and the external auditor the use of non-GAAP information and the applicable reconciliation;
TC Energy Annual information form 2022 | 45

(d)    review and discuss with management any financial outlook or future-oriented financial information disclosure in advance of its public release; provided, however, that such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit Committee need not discuss in advance each instance in which the Company may provide financial projections or presentations to credit rating agencies;
(e)    review with management and the external auditor major issues regarding accounting policies and auditing practices, including any significant changes in the Company’s selection or application of accounting policies, as well as major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements;
(f)    review and discuss quarterly findings reports from the external auditor on:
(i)    all critical accounting policies and practices to be used;
(ii)    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor;
(iii)    other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences;
(g)    review with management and the external auditor the effect of regulatory and accounting developments on the Company’s financial statements;
(h)    review with management and the external auditor the effect of any off-balance sheet structures on the Company’s financial statements;
(i)    review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including arbitration and tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;
(j)    review disclosures made to the Audit Committee by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during their certification process for the periodic reports filed with securities regulators about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;
(k)    discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;
III.    Oversight in Respect of Legal and Regulatory Matters
(a)    review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;.
IV.    Oversight in Respect of Internal Audit
(a)    review and approve the audit plans of the internal auditor of the Company including the degree of coordination between such plans and those of the external auditor and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal control, fraud or other illegal acts;
(b)    review the significant findings prepared by the internal audit department and recommendations issued by it or by any external party relating to internal audit issues, together with management’s response thereto;
(c)    review compliance with the Company’s policies and avoidance of conflicts of interest;
(d)    review the report prepared by the internal auditor on officers’ expenses and aircraft usage;
46 | TC Energy Annual information form 2022

(e)    review the adequacy of the resources of the internal auditor to ensure the objectivity and independence of the internal audit function, including reports from the internal audit department on its audit process with subsidiaries and affiliates;
(f)    ensure the internal auditor has access to the Chair of the Audit Committee, the Board and the CEO and meet separately with the internal auditor to review with him or her any problems or difficulties he or she may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the internal audit;
(iii)    the internal audit department responsibilities, budget and staffing;
and to report to the Board on such meetings;
V.    Oversight in Respect of the External Auditor
(a)    review any letter, report or other communication from the external auditor in respect of any identified weakness in internal control or unadjusted difference and management’s response and follow‑up, inquire regularly of management and the external auditor of any significant issues between them and how they have been resolved, and intervene in the resolution if required;
(b)    receive and review annually the external auditor’s formal written statement of independence delineating all relationships between itself and the Company;
(c)    meet separately with the external auditor to review any problems or difficulties the external auditor may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the audit;
and to report to the Board on such meetings;
(d)    meet with the external auditor prior to the audit to review the planning and staffing of the audit;
(e)    receive and review annually the external auditor's written report on their own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, and any steps taken to deal with such issues;
(f)    review and evaluate the external auditor, including the lead partner of the external auditor team;
(g)    ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, but at least every five years;
VI.    Oversight in Respect of Audit and Non‑Audit Services
(a)    pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non‑audit services, other than non‑audit services where:
(i)    the aggregate amount of all such non‑audit services provided to the Company that were not pre-approved constitutes not more than five percent of the total fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the non‑audit services are provided;
(ii)    such services were not recognized by the Company at the time of the engagement to be non‑audit services;
TC Energy Annual information form 2022 | 47

(iii)    such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee;
(b)    approval by the Audit Committee of a non‑audit service to be performed by the external auditor shall be disclosed as required under securities laws and regulations;
(c)    the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this subsection. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the Audit Committee at its first scheduled meeting following such pre-approval;
(d)    if the Audit Committee approves an audit service within the scope of the engagement of the external auditor, such audit service shall be deemed to have been pre-approved for purposes of this subsection;
VII.    Oversight in Respect of Certain Policies
(a)    review and recommend to the Board for approval the implementation of, and significant amendments to, policies and program initiatives deemed advisable by management or the Audit Committee with respect to the Company’s code of business ethics (COBE), risk management and financial reporting policies;
(b)    obtain reports from management, the Company’s senior internal auditing executive and the external auditor and report to the Board on the status and adequacy of the Company’s efforts to ensure its businesses are conducted and its facilities are operated in an ethical, legally compliant and socially responsible manner, in accordance with the Company’s COBE;
(c)    establish a non‑traceable, confidential and anonymous system by which callers may ask for advice or report any ethical or financial concern, ensure that procedures for the receipt, retention and treatment of complaints in respect of accounting, internal controls and auditing matters are in place, and receive reports on such matters as necessary;
(d)    annually review and assess the adequacy of the Company’s public disclosure policy;
(e)    review and approve the Company’s hiring policy for partners, employees and former partners and employees of the present and former external auditor (recognizing the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the external auditor during the preceding one-year period) and monitor the Company’s adherence to the policy;
VIII.    Oversight in Respect of Financial Aspects of the Company’s Canadian Pension Plans (the Company’s pension plans), specifically:
(a)review and approve annually the Statement of Investment Beliefs for the Company’s pension plans;
(b)delegate the ongoing administration and management of the financial aspects of the Canadian pension plans to the Pension Committee comprised of members of the Company’s management team appointed by the Human Resources Committee, in accordance with the Pension Committee Charter, which terms shall be approved by both the Audit Committee and the Human Resources Committee, and the terms of the Statement of Investment Beliefs;
(c)monitor the financial management activities of the Pension Committee and receive updates at least annually from the Pension Committee on the investment of the Plan assets to ensure compliance with the Statement of Investment Beliefs;
(d)    provide advice to the Human Resources Committee on any proposed changes in the Company’s pension plans in respect of any significant effect such changes may have on pension financial matters;
(e)    review and consider financial and investment reports and the funded status relating to the Company’s pension plans and recommend to the Board on pension contributions;
48 | TC Energy Annual information form 2022

(f)    receive, review and report to the Board on the actuarial valuation and funding requirements for the Company’s pension plans;
(g)    approve the initial selection or change of actuary for the Company’s pension plans;
(h)    approve the appointment or termination of the pension plans’ auditor;
IX.    U.S. Stock Plans
(a)    review and approve the engagement and related fees of the auditor for any plan of a U.S. subsidiary that offers Company stock to employees as an investment option under the plan;
X.    Oversight in Respect of Internal Administration
(a)    review annually the reports of the Company’s representatives on certain audit committees of subsidiaries and affiliates of the Company and any significant issues and auditor recommendations concerning such subsidiaries and affiliates;
(b)    oversee succession planning for the senior management in finance, treasury, tax, risk, internal audit and the controllers’ group;
XI.    Information Security
(a)review quarterly, the report of the Chief Information Officer (or such other appropriate Company representative) on information security controls, education and awareness.
XII.    Oversight Function
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. The Audit Committee, its Chair and any of its members who have accounting or related financial management experience or expertise, are members of the Board, appointed to the Audit Committee to provide broad oversight of the financial disclosure, financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day to day operation of such activities. Although designation of a member or members as an “audit committee financial expert” is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Audit Committee, designation as an “audit committee financial expert” does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation. Rather, the role of any audit committee financial expert, like the role of all Audit Committee members, is to oversee the process and not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure.
3.    COMPOSITION OF AUDIT COMMITTEE
The Audit Committee shall consist of three or more directors, a majority of whom are resident Canadians (as defined in the Canada Business Corporations Act), and all of whom are unrelated and/or independent for the purposes of applicable Canadian and United States securities law and applicable rules of any stock exchange on which the Company's securities are listed. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise (as those terms are defined from time to time under the requirements or guidelines for audit committee service under securities laws and the applicable rules of any stock exchange on which the Company’s securities are listed for trading or, if it is not so defined, as that term is interpreted by the Board in its business judgment).
4.    APPOINTMENT OF AUDIT COMMITTEE MEMBERS
The members of the Audit Committee shall be appointed by the Board from time to time on the recommendation of the Governance Committee and shall hold office until the next annual meeting of shareholders or until their successors are earlier appointed or until they cease to be directors of the Company.
TC Energy Annual information form 2022 | 49

5.    VACANCIES
Where a vacancy occurs at any time in the membership of the Audit Committee, it may be filled by the Board on the recommendation of the Governance Committee.
6.    AUDIT COMMITTEE CHAIR
The Board shall appoint a Chair of the Audit Committee who shall:
(a)    review and approve the agenda for each meeting of the Audit Committee and, as appropriate, consult with members of management;
(b)    preside over meetings of the Audit Committee;
(c)    make suggestions and provide feedback from the Audit Committee to management regarding information that is or should be provided to the Audit Committee;
(d)    report to the Board on the activities of the Audit Committee relative to its recommendations, resolutions, actions and concerns; and
(e)    meet as necessary with the internal and external auditor.
7.    ABSENCE OF AUDIT COMMITTEE CHAIR
If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, one of the other members of the Audit Committee present at the meeting shall be chosen by the Audit Committee to preside at the meeting.
8.    SECRETARY OF AUDIT COMMITTEE
The Corporate Secretary shall act as Secretary to the Audit Committee.
9.    MEETINGS
The Chair, or any two members of the Audit Committee, or the internal auditor, or the external auditor, may call a meeting of the Audit Committee. The Audit Committee shall meet at least quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the external auditor in separate executive sessions.
10.    QUORUM
A majority of the members of the Audit Committee, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak to each other, shall constitute a quorum.
11.    NOTICE OF MEETINGS
Notice of the time and place of every meeting shall be given in writing, facsimile communication or by other electronic means to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.
12.    ATTENDANCE OF COMPANY OFFICERS AND EMPLOYERS AT MEETING
At the invitation of the Chair of the Audit Committee, one or more officers or employees of the Company may attend any meeting of the Audit Committee.
13.    PROCEDURE, RECORDS AND REPORTING
The Audit Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Audit Committee may deem appropriate but not later than the next meeting of the Board.
14.    REVIEW OF CHARTER AND EVALUATION OF AUDIT COMMITTEE
The Audit Committee shall review its Charter annually or otherwise, as it deems appropriate and, if necessary, propose changes to the Governance Committee and the Board. The Audit Committee shall annually review the Audit Committee’s own performance.
50 | TC Energy Annual information form 2022

15.    OUTSIDE EXPERTS AND ADVISORS
The Audit Committee is authorized, when deemed necessary or desirable, to retain and set and pay the compensation for independent counsel, outside experts and other advisors, at the Company’s expense, to advise the Audit Committee or its members independently on any matter.
16.    RELIANCE
Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations and (iii) representations made by management and the external auditor, as to any information technology, internal audit and other non-audit services provided by the external auditor to the Company and its subsidiaries.
TC Energy Annual information form 2022 | 51